UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(A)
OF THE SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO.     )
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SJW Group
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SJW Group
Notice of Annual Meeting of Stockholders
To Be Held On April 26, 2017
To Our Stockholders:
Notice is hereby given that the annual meeting of stockholders of SJW Group will be held on Wednesday, April 26, 2017 at 9:00 AM Pacific Time at the principal offices of SJW Group, 110 W. Taylor Street, San Jose, California 95110, for the following purposes, as more fully described in the proxy statement accompanying this Notice:

1.	To elect nine directors to serve on the Board of Directors of SJW Group;

2.	To approve, on an advisory basis, the compensation of the named executive officers as disclosed in this proxy statement;

3.
To approve, on an advisory basis, whether the advisory stockholder vote to approve the compensation of the named executive officers should occur every year, once every two years or once every three years;

4.	To ratify the appointment of KPMG LLP as the independent registered public accounting firm of SJW Group for fiscal year 2017; and

5.	To act upon such other business as may properly come before the annual meeting or any adjournment or postponement thereof.
The Board of Directors has set the close of business on Wednesday, March 1, 2017 as the record date for determining the stockholders entitled to notice of, and to vote at, the annual meeting and at any adjournment or postponement thereof.
You are cordially invited to attend the meeting in person. You may call our offices at (408) 918-7231 for directions to our principal offices in order to attend the meeting in person. Your vote is important. Whether or not you plan to attend the meeting, please vote as soon as possible. You may vote by telephone, via the Internet or by mailing a completed proxy card. For detailed information regarding voting instructions, please refer to the section entitled "Voting Procedure" on page 2 of the proxy statement. You may revoke a previously delivered proxy at any time prior to the meeting. If you attend the meeting and wish to change your proxy vote, you may do so automatically by voting in person.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON APRIL 26, 2017: A COPY OF THE PROXY STATEMENT, THE FORM OF PROXY, AND THE ANNUAL REPORT FOR THE YEAR ENDED ON DECEMBER 31, 2016 ARE AVAILABLE AT https://www.proxydocs.com/SJW

BY ORDER OF THE BOARD OF DIRECTORS
W. Richard Roth
President, Chief Executive Officer
and Chairman of the Board

San Jose, California
March 3, 2017

SJW Group
110 W. Taylor Street
San Jose, California 95110
Proxy Statement for the 2017 Annual Meeting of Stockholders
To Be Held on April 26, 2017
The enclosed proxy is solicited on behalf of the Board of Directors of SJW Group, a Delaware corporation ("SJW Group" or the "Corporation"), for use at SJW Group's annual meeting of stockholders to be held on Wednesday, April 26, 2017, at 9:00 AM Pacific Time and at any adjournment or postponement thereof. The annual meeting will be held at the principal offices of the Corporation, 110 W. Taylor Street in San Jose, California 95110.
These proxy solicitation materials are being mailed on or about March 15, 2017 to all stockholders entitled to notice of, and to vote at, the annual meeting of stockholders. SJW Group's 2016 Annual Report, which includes its Form 10-K for the year ended December 31, 2016, accompanies these proxy solicitation materials.
PURPOSE OF MEETING
The Board of Directors has called the annual meeting of stockholders for the following purposes:

1.	To elect nine directors to serve on the Board of Directors of SJW Group;

2.	To approve, on an advisory basis, the compensation of the named executive officers as disclosed in this proxy statement;

3.
To approve, on an advisory basis, whether the advisory stockholder vote to approve the compensation of the named executive officers should occur every year, once every two years or once every three years;

4.	To ratify the appointment of KPMG LLP as the independent registered public accounting firm of SJW Group for fiscal year 2017; and

5.	To act upon such other business as may properly come before the annual meeting or any adjournment or postponement thereof.
The Board of Directors asks for your proxy for each of the foregoing proposals.
VOTING RIGHTS AND SOLICITATION
Voting
Only stockholders of record on March 1, 2017, the record date, will be entitled to notice of, and to vote at, the annual meeting. As of the close of business on March 1, 2017, there were 20,498,628 shares of common stock issued and outstanding. Each share of common stock is entitled to one vote on each matter presented at the meeting.
Quorum and Votes Required
A majority of the Corporation's voting power of all shares of stock issued and outstanding and entitled to vote must be present in person or represented by proxy at the annual meeting in order to constitute a quorum.  Abstentions and broker non-votes (shares held of record by brokers for which the required voting instructions are not provided by the beneficial owners of those shares) are included in the number of shares present for purposes of determining whether a quorum is present for the transaction of business at the annual meeting.  If a broker or other nominee holds shares in its name on behalf of a stockholder, the broker or nominee is not permitted to vote those shares on Proposals 1, 2 and 3 in the absence of voting instructions from that stockholder. The broker or nominee is permitted to vote on Proposal 4 in the absence of voting instructions from the stockholders, therefore the Corporation does not expect broker non-votes for Proposal 4.
For Proposal 1, each director nominee is elected by a majority of the votes cast with respect to the director, i.e., the number of votes “for” the director exceeds the number of votes “against” the director. Our Amended and Restated Bylaws (the “Bylaws”) provide that any incumbent director who does not receive the required majority votes at the annual meeting will promptly tender his or her resignation to the Board, and the Board, after considering the recommendation of the Nomination & Governance Committee regarding such resignation, shall determine whether to accept or reject the resignation. For a more detailed description of the majority voting process, see "Proposal 1-Election of Directors-General." Abstention and broker non-votes are not considered votes cast and will not be counted for Proposal 1.
Proposals 2 and 4 require for approval the affirmative vote of a majority of stockholders present in person or represented by proxy at the meeting and entitled to vote. As a result, abstentions will have the same effect as voting against Proposals 2 and 4. For Proposal 2, broker non-votes will not be included in the calculation of votes because they are not considered as shares "entitled to vote" on the proposal. In addition, the stockholder vote on executive compensation in Proposal 2 is an advisory vote only, and it is not binding on the Corporation. Although the vote is non-binding, the Board of Directors and the Executive Compensation Committee will consider the outcome of the vote when making future compensation decisions affecting the Corporation’s executive officers.
With respect to Proposal 3, a particular frequency for conducting the advisory stockholder vote on executive compensation will be deemed to have been approved by a majority of the stockholders if that frequency receives the affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to vote at the annual meeting. Accordingly, abstentions will have the same effect as voting against each frequency and broker non-votes will not be included in the calculation of votes because they are not considered as shares "entitled to vote" on the proposal. However, whether or not a particular frequency receives majority approval in accordance with the foregoing standards, the Board of Directors will have sole discretion to determine the actual frequency at which the required advisory stockholder vote on executive officer compensation will be conducted, because the stockholder vote on such frequency is only an advisory vote and is non-binding. The Board will consider the outcome of the advisory votes, including the number of votes received for each frequency, in determining the actual frequency to be adopted, and such determination will be disclosed in a Form 8-K to be filed in accordance with the rules of the Securities and Exchange Commission (the "SEC").
Voting Procedure
Stockholders of record may vote via the Internet, by telephone, by mailing a completed proxy card prior to the annual meeting, by delivering a completed proxy card at the annual meeting, or by voting in person at the annual meeting. Instructions for voting via the Internet or by telephone are set forth on the enclosed proxy card. The Internet and telephone voting facilities will close at 11:59 PM Eastern Time on April 25, 2017. If the enclosed form of proxy is properly signed, dated and returned, the shares represented thereby will be voted at the annual meeting in accordance with the instructions specified thereon. If voting instructions are not specified on the proxy, the shares represented by that proxy (if that proxy is not revoked) will be voted at the annual meeting FOR the election of the director nominees listed in Proposal 1; FOR the advisory resolution to approve the compensation of the named executive officers as disclosed in this proxy statement (Proposal 2); FOR every year as the frequency of the advisory stockholder vote on executive compensation (Proposal 3); and FOR the ratification of the appointment of KPMG LLP as the independent registered public accounting firm as described in Proposal 4, and as the proxy holder may determine in his or her discretion with respect to any other matter that properly comes before the annual meeting or any adjournment or postponement thereof.
YOUR VOTE IS IMPORTANT. PLEASE SIGN AND RETURN THE ACCOMPANYING PROXY CARD WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON.
You may revoke your proxy at any time before it is actually voted at the meeting by:

•	Delivering written notice of revocation to the Corporate Secretary at SJW Group, 110 W. Taylor Street, San Jose, California 95110;

•	Submitting a later dated proxy; or

•	Attending the meeting and voting in person.
Your attendance at the meeting will not, by itself, constitute a revocation of your proxy.

You may also be represented by another person present at the meeting by executing a form of proxy designating that person to act on your behalf. Shares may only be voted by or on behalf of the record holder of shares as indicated in the stock transfer records of the Corporation. If you are a beneficial owner of shares, but those shares are held of record by another person such as a stock brokerage firm or bank, then you must provide voting instructions to the appropriate record holder so that such person can vote those shares. In the absence of such voting instructions from you, the record holder may not be entitled to vote those shares.
Proxy Solicitation Costs
The Corporation will bear the entire cost of this solicitation of proxies, including the preparation, assembly, printing, and mailing of this proxy statement, the proxy, and any additional solicitation materials that the Corporation may provide to stockholders. Copies of solicitation materials will be provided to brokerage firms, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward the solicitation material to such beneficial owners. The Corporation will reimburse the brokerage firms, fiduciaries and custodians holding shares in their names for reasonable expenses incurred by them in sending solicitation materials to its beneficial stockholders. The solicitation of proxies will be made by regular or first class mail and may also be made by telephone, telegraph, facsimile, electronic mail or personally by directors, officers and employees of the Corporation who will receive no extra compensation for such services. In addition, the Corporation has retained Georgeson LLC to act as a proxy solicitor in conjunction with the annual meeting. The Corporation has agreed to pay that firm $7,500, plus expenses, for proxy solicitation services.

PROPOSAL 1
ELECTION OF DIRECTORS
General
Nine directors, which will constitute the entire Board of Directors following the annual meeting, are to be elected at the annual meeting, to hold office until the next annual meeting and until a successor for such director is elected and qualified, or until the death, resignation or removal of such director. Mr. Moskovitz, a current member of the Board of Directors, is not standing for reelection as a nominee for director at the annual meeting.
In January 2017, the Corporation amended its Bylaws to provide a majority voting standard for the election of directors in uncontested elections. The election of directors at the annual meeting is uncontested, therefore under the Bylaws, each of the nine nominees set forth in this proxy statement will be elected by the majority of the votes cast with respect to such nominee. If an incumbent director does not receive the required majority vote, the director shall promptly tender his or her resignation to the Board. Within 90 days after the annual meeting, the Nominating & Governance Committee will make a recommendation to the Board of Directors as to whether to accept or reject the resignation. The Board will act by taking into account such committee’s recommendation. If the Board does not accept the resignation, the Board is required to publicly disclose its decision and the rationale behind the decision. For more details about the majority voting standard, see the Bylaws that were filed as an exhibit to the Corporation’s Form 8-K filed on January 26, 2017.
Unless individual stockholders specify otherwise, each returned proxy will be voted FOR the election of each of the nine nominees who are listed below, each of whom has been nominated by the existing Board of Directors upon the recommendation of the Nominating & Governance Committee. All nominees are current directors of SJW Group, San Jose Water Company, a wholly owned subsidiary ("San Jose Water Company" or the "SJWC"), and SJW Land Company, another wholly owned subsidiary of SJW Group. SJW Group intends to appoint all persons elected as directors of SJW Group at the annual meeting to be the directors of San Jose Water Company and SJW Land Company for a concurrent term. It is anticipated that five of the individuals elected as directors of SJW Group at the annual meeting will also be appointed as directors of SJWTX, Inc. and Texas Water Alliance Limited, two wholly owned subsidiaries of SJW Group, for a concurrent term.
In the unanticipated event that a nominee is unable or declines to serve as a director at the time of the annual meeting, proxies will be voted for any nominee named by the present Board of Directors to fill the vacancy. As of the date of this proxy statement, SJW Group is not aware of any nominee who is unable or will decline to serve as a director.

The following sets forth certain information concerning the nominees for directors of SJW Group:

Name	Age	Director Since		Position with the Corporation	Standing Committee Membership
Katharine Armstrong	64	2009		Director	Executive Compensation Committee Nominating & Governance Committee (Chair)
Walter J. Bishop	65	2012		Director	Executive Compensation Committee Nominating & Governance Committee Real Estate Committee
Douglas R. King	74	2003		Director	Audit Committee (Chair) Nominating & Governance Committee
Gregory P. Landis	65	2016		Director	Audit Committee
Debra Man	63	2016		Director	Audit Committee
Daniel B. More	60	2015		Director	Audit Committee Executive Compensation Committee
George E. Moss	85	2009	(1)	Director	Nominating & Governance Committee
W. Richard Roth	64	1994		President, Chief Executive Officer and Chairman of the Board	Real Estate Committee
Robert A. Van Valer	67	2006		Director	Nominating & Governance Committee Real Estate Committee (Chair)
_______________

(1)	Mr. Moss was a Board member of the Corporation from 1985 until April 30, 2008 and was re-elected on May 6, 2009.
Business Experience of Nominees
Katharine Armstrong, President of Natural Resources Solutions (“NRS”) since 2008.  Ms. Armstrong was the President of Katharine Armstrong, Inc. from 2003 until 2014.  Ms. Armstrong founded NRS in 2008, an Austin, Texas based company that works in partnership with universities, agencies of state and federal government, stakeholder groups and others to identify and implement positive solutions to environmental challenges created by regulatory mandates.  Ms. Armstrong also served as a director of Uranium Energy Corp. from June 2012 until June 2014.
Walter J. Bishop, Principal in Walter Bishop Consulting, a firm dedicated to utility management, leadership development, and strategic and business planning since 2010.  Mr. Bishop was the General Manager and acted as the Chief Executive Officer of the Contra Costa Water District (the "District") from September 1992 until 2010.  The District serves 600,000 customers in Northern California’s Contra Costa County.  From 1983 until 1992, he worked for the East Bay Municipal Utility District in Northern California, including serving as its General Manager.  Mr. Bishop has served as a Board Member, Chairman and Officer of numerous water industry organizations dedicated to water supply and utility management.  Mr. Bishop is a registered civil engineer in the State of California, and holds a Bachelor of Science in Civil Engineering from Duke University and a Master’s Degree in Public Administration from Pepperdine University.
Douglas R. King, Retired as an audit partner of Ernst & Young LLP in 2002.  During his career, Mr. King was the audit partner for large, complex public companies, he managed Ernst & Young LLP’s San Francisco office, and had regional management responsibilities.  He also serves as a director of Adaptive Spectrum & Signal Alignment, Inc. since 2005. He served as a director of Marvell Technology Group, Ltd. from April 2004 until October 2007, Fuel Systems Solutions, Inc. from April 2006 until July 2010, Silicon Graphics International Corp. from February 2008 until November 2016, and Westport Innovations, Inc. from January 2012 until November 2015.  Mr. King is a Certified Public Accountant with a Master’s Degree in Business Administration from the University of Arkansas.

Gregory P. Landis, Counsel to Yarmuth Wilsdon, PLLC since April 2016 and Senior Advisor to TerraPower, LLC since January 2015. Mr. Landis served as General Counsel and Senior Vice President of TerraPower, LLC from January 2013 until January 2015, and was General Counsel and then Senior Legal Advisor of Intellectual Ventures from November 2007 until December 2012. Previously, Mr. Landis served as the General Counsel and Executive Vice President of Vulcan, Inc. from 2005 to 2007, and from 1995 to 2005 was the General Counsel of AT&T Wireless Services, Inc., where he also served as Executive Vice President and Corporate Secretary. From 1985 until 1995, Mr. Landis was a partner at the law firm of McCutchen, Doyle, Brown & Enersen. Mr. Landis received his J.D., cum laude, from Harvard Law School, and his B.A., magna cum laude, from Yale University.
Debra Man, Assistant General Manager and Chief Operating Officer at The Metropolitan Water District of Southern California (“Metropolitan”) since December 2003.  Metropolitan is a wholesale water utility that provides water to a six-county service area in which over 19 million people reside.  She is responsible for managing the operational business functions of Metropolitan, including operations, engineering, water resource management, and budget and regulatory compliance.  Ms. Man has been with Metropolitan since 1986.  Ms. Man is a registered engineer in California and Hawaii and holds a Bachelor of Science in Civil Engineering from University of Hawaii and a Master’s Degree in Civil Engineering from Stanford University.
Daniel B. More, Retired as a Managing Director and Global Head of Utility Mergers & Acquisitions of the Investment Banking Division of Morgan Stanley in 2014.  He held such position since 1996.  Mr. More has been an investment banker since 1978 and has specialized in the utility sector since 1986.  He serves as a director of Saeta Yield since February 2015 and served as a director of the New York Independent System Operator from April 2014 until February 2016.  Mr. More received his B.A. in economics from Colby College and his Master of Business Administration in Finance from the Wharton School at the University of Pennsylvania.
George E. Moss, Chairman of Roscoe Moss Manufacturing Company, manufacturer of water well casing and screen and water transmission pipe, since May 2010 and Vice Chairman from 1990 to May 2010. Mr. Moss was formerly President of the Roscoe Moss Company until 1990. Mr. Moss was a Board member of the Corporation from 1985 until April 30, 2008 and was re-elected on May 6, 2009.
W. Richard Roth, President, Chief Executive Officer and Chairman of the Board of SJW Group, SJW Land Company and Texas Water Alliance Limited.  Mr. Roth is also the Chief Executive Officer and Chairman of the Board of San Jose Water Company and SJWTX, Inc.  Mr. Roth was appointed Chief Executive Officer of SJW Group in 1999 and President in 1996.  Prior to becoming President, he was Chief Financial Officer and Treasurer of the Corporation from 1990 to 1996 and Vice President from April 1992 until October 1996.
Robert A. Van Valer, President of Roscoe Moss Manufacturing Company, manufacturer of water well casing and screen and water transmission pipe, since 1990.  Mr. Van Valer served as Vice President from 1984 until 1990 and previously managed domestic and international water well construction projects since joining Roscoe Moss Manufacturing Company in 1977.
No nominee or current director has any family relationship with any other current director, nominee or with any executive officer. Other than Mr. Roth, whose employment relationships with SJW Group and its subsidiaries are described above, no nominee is or has been employed by SJW Group or its subsidiaries during the past five years.

Experience, Qualifications, Attributes and Skills of Board Members
The biographies included above and the following table describe the particular experience, qualifications, attributes and skills that led the Board of Directors to conclude that each continuing director and nominee should serve as a director of SJW Group at this time, in light of its business and structure (in addition to any past experience on the Board of Directors of SJW Group and its subsidiaries):

Name	Particular Experience, Qualifications, Attributes and Skills
Katharine Armstrong
The principal experience, qualifications and skills that Ms. Armstrong brings to the Board of Directors contribute to the Board's oversight of the Corporation's operations in a heavily-regulated industry, its management of its water supply, its administration of executive officer compensation programs through the Executive Compensation Committee, and its commitment to community involvement. In addition to the items listed in the biographical data above, such experience, qualifications and skills may be summarized as follows:

	-	Chairman of the Armstrong Center for Energy and the Environment since 2009, a Texas public policy foundation

	-	President of Natural Resources Solutions since 2008, an environmental consulting company based in Austin, Texas

	-	Former Chairman of the Texas Parks and Wildlife Commission, 2nd largest wildlife agency in the United States

	-	Extensive experience in a wide variety of natural resource regulatory policy, including water

	-	Participated in the formulation of a Land and Water Resources Conservation Plan, a strategic plan mandated by the Texas Legislature

	-	Past President and current Board member of Texan by Nature, a state-wide conservation initiative founded by Laura Bush, former First Lady of the United States

	-	Active in the State of Texas where the Corporation conducts business operations through its wholly owned subsidiary, SJWTX, Inc.

Walter J. Bishop
The principal experience, qualifications and skills that Mr. Bishop brings to the Board of Directors contribute to the Board's oversight of the Corporation's operations in a heavily-regulated industry, its management of its water supply, and its commitment to community involvement. In addition to the items listed in the biographical data above, such experience, qualifications and skills may be summarized as follows:

	-	Extensive experience leading and managing major water utilities in the United States with over one million customers

	-	Nationally recognized leader and engineer in the water and wastewater industry for over 40 years and received awards from numerous organizations for his commitment to water issues and policy

-
Former member of the American Water Works Association's ("AWWA") Board of Directors and Executive Committee and served on the Water Utility Council, International Council and Strategic Planning Committee

	-	Past Chair of the Water Research Foundation and member of the Board of Trustees for 12 years

	-	Two-term member of the National Drinking Water Advisory Council which is chartered by Congress to advise the U.S. Environmental Protection Agency on national drinking water policy

Name	Particular Experience, Qualifications, Attributes and Skills
Douglas R. King
The principal experience, qualifications and skills that Mr. King brings to the Board of Directors contribute to the Board's oversight of the Corporation's financial reporting requirements and corporate governance. In addition to the items listed in the biographical data above, such experience, qualifications and skills may be summarized as follows:

	-	Accounting, finance and audit experience, including his experience at Ernst & Young LLP from 1970 until 2002

	-	Serves as the Corporation's "audit committee financial expert" as defined in Securities and Exchange Commission rules

	-	Experience serving on the Board and Audit Committee of various publicly-traded companies

	-	Experience in managing 400 employees at Ernst & Young LLP from 1998 until 2002

Gregory P. Landis
The principal experience, qualifications and skills that Mr. Landis brings to the Board of Directors contribute to the Board's oversight of the Corporation's reporting and compliance requirements, corporate governance, and consideration of potential acquisitions and dispositions by the Corporation. In addition to the items listed in the biographical data above, such experience, qualifications and skills may be summarized as follows:

-
Legal, corporate governance, and mergers and acquisitions experience, including nearly 20 years' experience as chief legal officer for public and private corporations and 17 years in corporate litigation

	-	Utility regulatory experience before the California Public Utilities Commission and the Federal Energy Regulatory Commission

	-	Leadership of government relations functions at public and private companies

	-	Experience serving on the Board of Directors, chairing the Nomination and Governance Committee and serving on special committees of another publicly traded corporation

	-	Service on various non-profit Boards, including as Board Chair, Finance Committee Chair, and Strategic Planning Co-Chair

	-	Service on various executive committees, including Compensation and Benefits, Business Ethics, and Recruiting

Debra Man
The principal experience, qualifications and skills that Ms. Man brings to the Board of Directors contribute to the Board's oversight of the Corporation's operations in a heavily-regulated industry and its management of its water supply. In addition to the items listed in the biographical data above, such experience, qualifications and skills may be summarized as follows:

	-	Experience in managing utility operations and capital investments, including managing an annual budget of over $1.4 billion

	-	Experience as an executive officer responsible for compliance with federal and state drinking water quality regulations and workforce safety laws

	-	Experience negotiating labor contracts

	-	Experience maintaining over 100,000 acres of properties for operational use by a utility

Name	Particular Experience, Qualifications, Attributes and Skills
Daniel B. More
The principal experience, qualifications and skills that Mr. More brings to the Board of Directors contribute to the Board's oversight of the Corporation's financial reporting requirements and consideration of potential acquisitions and dispositions by the Corporation. In addition to the items listed in the biographical data above, such experience, qualifications and skills may be summarized as follows:

	-	Over 30 years of experience in investment banking, including capital raising, privatizations, and mergers and acquisitions with specialization in the utility sector since 1986

	-	Experience and knowledge in business strategy, strategic initiatives, corporate governance, and executive recruiting

	-	Experience and knowledge of utility regulation, cost of capital proceedings and the rate making process

George E. Moss
The principal experience, qualifications and skills that Mr. Moss brings to the Board of Directors relate primarily to his long years of experience in the water industry that allow him to contribute to the Board's oversight of the Corporation's operations, through its wholly owned subsidiaries San Jose Water Company and SJWTX, Inc., in that heavily-regulated industry. In addition to the items listed in the biographical data above, such experience, qualifications and skills may be summarized as follows:

	-	Over 60 years of experience in groundwater development, water well design, water treatment, and sustainability

	-	Over 30 years of experience in the water utility industry

	-	Experience and knowledge in executive compensation, mergers and acquisitions, and strategic initiatives

	-	Recipient of the Oliver Award from the National Groundwater Association for lifetime contributions to the field of groundwater development

Mr. Moss has a substantial economic interest in the Corporation through his beneficial ownership of approximately 9.3 percent of the outstanding shares of the Corporation's common stock.

W. Richard Roth
The principal experience, qualifications and skills that Mr. Roth brings to the Board of Directors contribute to the Board's oversight of the Corporation's operations in a heavily-regulated industry, its management of its water supply, and the Corporation's execution of its overall strategy. Such experience, qualifications and skills may be summarized as follows:

	-	Current President, Chief Executive Officer and Chairman of the Board of the Corporation and has been an officer of the Corporation since 1990

	-	Former President of the National Association of Water Companies and Trustee of the Water Research Foundation

	-	Approximately 10 years of experience as a certified public accountant with KPMG LLP, a registered public accounting firm

	-	Significant experience and knowledge in strategic initiatives, real estate, and corporate governance

Mr. Roth is also active in the San Jose community and contributes to the Board's goal of establishing significant relationships between the Corporation and the leaders of local communities.

Name	Particular Experience, Qualifications, Attributes and Skills
Robert A. Van Valer
The principal experience, qualifications and skills that Mr. Van Valer brings to the Board of Directors relate primarily to his substantial experience in the water industry that allows him to contribute to the Board's oversight of the Corporation's operations, through its wholly owned subsidiaries San Jose Water Company and SJWTX, Inc., in that heavily-regulated industry. In addition to the items listed in the biographical data above, such experience, qualifications and skills may be summarized as follows:

-
Over 39 years of water industry experience, including water well construction, domestic and foreign, and manufacturing operations and management for water well casing and screen and water transmission pipe

	-	President since 1990 of Roscoe Moss Manufacturing Company, supplier to municipal, state and federal water projects and investor owned utilities in the western United States

	-	Participation in several industry non-profit and educational organizations and groundwater associations
Independent Directors
The Board of Directors has affirmatively determined that each of its directors who served during the 2016 fiscal year, current directors and nominees, other than W. Richard Roth, SJW Group's Chairman of the Board, President and Chief Executive Officer, is independent within the meaning of the New York Stock Exchange director independence standards, as currently in effect.
In connection with the determination of independence for Robert A. Van Valer and George E. Moss, the Board of Directors considered the Corporation's relationship with Roscoe Moss Manufacturing Company, a supplier of the Corporation and its subsidiaries. Mr. Moss is Chairman of the Board and a significant stockholder and Mr. Van Valer is the President and a stockholder of Roscoe Moss Manufacturing Company. Roscoe Moss Manufacturing Company sold Rossum Sand Tester equipment to San Jose Water Company, the Corporation's wholly owned subsidiary, for an aggregate price of approximately $3,840 in 2014, $1,596 in 2015 and $1,325 in 2016. In addition, Roscoe Moss Manufacturing Company sold conductor casing, well casing and screen and gravel and sounding pipe for water wells with an aggregate price of approximately $450,606 in 2014 and approximately $1,326,329 in 2016 to contractors for use in San Jose Water Company's well replacement construction projects. The Board of Directors concluded that the Corporation's relationship with Roscoe Moss Manufacturing Company is not a material relationship and therefore would not impair the independence of Mr. Van Valer and Mr. Moss in light of the fact that the aggregate sales of Roscoe Moss Manufacturing Company to the Corporation and contractors for use in San Jose Water Company construction projects were less than two percent of Roscoe Moss Manufacturing Company's gross revenues in 2014, 2015 and 2016, and Mr. Van Valer and Mr. Moss expect that direct and indirect purchases of products from Roscoe Moss Manufacturing Company will be less than two percent of its revenue in future years.
The Board of Directors has determined that the members of the Audit Committee and the members of the Executive Compensation Committee also meet the additional independence criteria promulgated by the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the New York Stock Exchange for audit committee membership and executive compensation committee membership, respectively.
Board Leadership Structure
Board structures vary greatly among U.S. public corporations, and the Board does not believe that any one leadership structure is more effective at creating long-term stockholder value. The Board believes that an effective leadership structure could be achieved either by combining or separating the Chair and Chief Executive Officer positions, so long as the structure encourages the free and open dialogue of competing views and provides for strong checks and balances.
The positions of Chairman and Chief Executive Officer are currently held by W. Richard Roth. The Board also appointed Robert A. Van Valer, an independent director, as the lead independent director of the Board. The Board of Directors believes that combining the Chair and Chief Executive Officer positions and having a lead independent director is the appropriate leadership structure for the Corporation at this time. Combining the Chair and Chief Executive Officer roles fosters clear accountability, effective decision-making, and alignment on corporate strategy and value creation. The Board believes that Mr. Roth is in an optimal position to identify and to lead Board discussions on important matters related to business operations. The Board believes this leadership structure is particularly appropriate for the Corporation at this time given Mr. Roth's long tenure with the Corporation, his many years of experience in managing the Corporation in the regulated water utility industry and his familiarity with the challenges and intricacies of the regulatory environment.
As the lead independent director, Mr. Van Valer assumes the following duties and responsibilities: (i) advise and consult with the Chair regarding the information provided to directors in connection with Board meetings, (ii) ensure that independent directors have adequate opportunities to meet and discuss issues in executive sessions or at separate meetings without management being present and preside at such executive sessions and meetings, (iii) serve as principal liaison between the independent directors and the Chair, (iv) chair the meetings of the Board when the Chair is not present, and (v) respond directly to stockholders and other stakeholder questions and comments that are directed to the lead independent director or to the independent directors as a group. The Board believes that this leadership structure provides strong, unified leadership of the Corporation while maintaining effective and independent oversight of management. Nevertheless, the Board will continue to consider from time to time whether this leadership structure should be maintained or modified.
Board's Role in Risk Oversight
The Corporation has implemented an internal risk assessment process that focuses on the principal risks that have been identified for the Corporation, including risks associated with the Corporation's regulatory environment, business operations and continuity, compliance requirements, its information technology and data storage and retrieval facilities, insurance coverage, liquidity, credit and other financial risks, internal controls over financial reporting, risks related to potential fraudulent activities and any material risks posed by the Corporation's compensation policies. Potential risks are reviewed and discussed by the Board of Directors on a regular basis. The Audit Committee, pursuant to its charter, meets periodically with employees to discuss the identified risks and the measures taken to control, manage and mitigate those risks. On the basis of these meetings and discussions, the Chairman of the Audit Committee reports periodically to the full Board. In addition, the Executive Compensation Committee oversees risk management as it relates to the compensation plans, policies and practices for all employees, including executive officers, particularly whether the compensation programs may create incentives for employees to take excessive or inappropriate risks which could have a material adverse effect on the Company. The Nominating and Governance Committee monitors the effectiveness of the corporate governance guidelines and policies and manages risks associated with the independence of the Board of Directors and qualification of directors and nominees for directors.
Board Committees
The Board of Directors has a standing Audit Committee, Executive Compensation Committee, Nominating & Governance Committee, and Real Estate Committee. The Board has the authority to form additional committees, and has done so from time to time, to address matters specifically identified by the Board.
Audit Committee
The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934 (the "Exchange Act"). The Audit Committee assists the Board of Directors in its oversight of the integrity of the financial reports and other financial information provided by the Corporation to any governmental body or the public, the Corporation's compliance with legal and regulatory requirements, the Corporation's systems of internal controls, the qualifications and independence of the independent accountants, and the quality of the Corporation's accounting and financial reporting processes generally. The Audit Committee reviews significant accounting policies and the financial results with management and the independent accountants. Ms. Man and Messrs. King, Landis, More, and Moskovitz are the current Audit Committee members. These members are independent as such term is defined pursuant to the Exchange Act and the corporate governance listing standards of the New York Stock Exchange with respect to audit committee members. The Board of Directors has determined that Mr. King is an "audit committee financial expert" as defined in SEC rules and all committee members are financially literate. The Audit Committee held nine meetings during fiscal year 2016. The Audit Committee has a written charter which may be found at the Corporation's website at www.sjwgroup.com.

Executive Compensation Committee
The Executive Compensation Committee assists the Board of Directors in its responsibilities with respect to the compensation of the Corporation's executive officers and other key employees, and administers all employee benefit plans, including the Corporation's Long-Term Incentive Plan, Executive Officer Short-Term Incentive Plan and other incentive plans that may be adopted by the Corporation. The Executive Compensation Committee is also authorized to approve the compensation payable to the Corporation's executive officers and other key employees, approve all perquisites, equity incentive awards and special cash payments made or paid to executive officers and other key employees, and approve severance packages with cash and/or equity components for the executive officers and other key employees. Additionally, the Executive Compensation Committee reviews and recommends to the Board of Directors appropriate director compensation programs.
The Executive Compensation Committee retained Mercer (US), Inc. to serve as the committee's independent compensation consultant and provide advice on executive officer and director compensation for the 2016 fiscal year. The role of such consultant, the nature and scope of the consultant’s assignments and the material elements of the instructions or directions given to the consultant with respect to the performance of its duties are more fully set forth below in the section entitled "Compensation Discussion and Analysis."
Ms. Armstrong and Messrs. Bishop, More and Moskovitz are the current members of the Executive Compensation Committee. These members are independent as such term is defined pursuant to the Exchange Act and the corporate governance listing standards of the New York Stock Exchange with respect to compensation committee members. The Executive Compensation Committee held five meetings during fiscal year 2016. The Executive Compensation Committee has a written charter which may be found at the Corporation's website at www.sjwgroup.com.
Nominating & Governance Committee
The Nominating & Governance Committee is charged by the Board of Directors with reviewing and proposing changes to the Corporation's corporate governance policies, developing criteria for evaluating performance of the Board of Directors, determining the requirements and qualifications for members of the Board of Directors and proposing to the Board of Directors nominees for the position of director of the Corporation. Ms. Armstrong and Messrs. Bishop, King, Moss, and Van Valer are the current Nominating & Governance Committee members. The Board of Directors has determined that all of the members of the Nominating & Governance Committee are independent as defined under the independence standards for nominating committee members in the listing standards for the New York Stock Exchange. The Nominating & Governance Committee held four meetings during fiscal year 2016. The Nominating & Governance Committee has a written charter and Corporate Governance Policies, which may be found at the Corporation's website at www.sjwgroup.com.
The Board of Directors has approved the "Policies and Procedures of the Nominating & Governance Committee for Nomination for Directors" (as amended the "Policies and Procedures"). The Policies and Procedures specify director selection criteria for the Nominating & Governance Committee to consider, and procedures for identifying and evaluating director candidates for the Nominating & Governance Committee to follow, when executing its duty to recommend director nominees at the annual meeting of stockholders. The Policies and Procedures also specify steps a stockholder must take in order to properly recommend director candidates which the Nominating & Governance Committee will consider. All candidates for director must generally meet the criteria set forth in the Policies and Procedures, a copy of which may be found at the Corporation's website at www.sjwgroup.com.
The criteria address the specific qualifications that the Nominating & Governance Committee believes must be met by each nominee prior to recommendation by the committee for a position on the Corporation's Board of Directors. In particular, the criteria address the specific qualities or skills that the Nominating & Governance Committee believes are necessary for one or more of the Corporation's directors to possess in order to fill Board, committee chair and other positions, and to provide the best combination of experience and knowledge on the Board and its committees. These criteria include: highest professional and personal ethical standards; absence of any interests that would materially impair his or her ability to exercise judgment or otherwise discharge the fiduciary duties; ability to contribute insight and direction to achieve the Corporation's goals; skills and expertise relative to the entire make-up of the Board; experience in effective oversight and decision-making, including experience on other boards; ability and willingness to serve a full term with consistent attendance; first-hand business experience and achievement in the industry; and independence as determined under the New York Stock Exchange and SEC rules and regulations. The Nominating & Governance Committee and the Board of Directors do take diversity into account when considering potential nominees for directors, such as differences of viewpoint, varied professional or governmental experience, education and advanced degrees, skill set and other individual qualities and attributes that are likely to contribute to board heterogeneity. However, SJW Group does not have a formal or other established policy in which one or more diversity factors have been specifically identified for application as a matter of ordinary course in the director nominee process.
The steps a stockholder must take in order to properly recommend director candidates which the Committee will consider include submission via mail to the attention of the Nominating & Governance Committee at the address of the Corporate Secretary, SJW Group, 110 W. Taylor Street, San Jose, California 95110, of a completed "Stockholder Recommendation of Candidate for Director" form which can be found at the Corporation's website at www.sjwgroup.com or may be obtained by mailing a request for a copy of the form to the Corporate Secretary of the Corporation at the above address. A completed form must be submitted not earlier than 210 days prior and not later than 120 days prior to the one-year anniversary of the date the proxy statement for the preceding annual meeting was mailed to stockholders. In addition to or in lieu of making a director candidate recommendation via the completed recommendation form, stockholders may nominate directly a person for election as a director at the annual meeting by complying with the procedures set out in the Corporation's Bylaws and other applicable federal and state laws governing the election of directors and distribution of proxy statements. Under the Bylaws, a nominating stockholder must provide the Corporation with advance written notice of a proposed nomination no later than 90 days and no earlier than 120 days prior to the one-year anniversary of the preceding year's annual meeting. Such advance notice must include certain information and materials relating to the stockholder and the proposed nominee as prescribed under the Bylaws, including without limitation the name and qualification of the proposed nominee and other information typically required in a proxy statement filed under SEC proxy rules. For more information on the procedure and advance notice requirement for nominating a director, see Section 13(a) of the Corporation's Bylaws, a copy of which is attached as Exhibit 3.1 to a current report on Form 8-K filed on January 26, 2017.
Real Estate Committee
The Real Estate Committee is charged with the review of significant potential acquisitions or dispositions involving the real property interests of the Corporation and its subsidiaries and makes recommendations thereon to the Chief Executive Officer and the full Board. Messrs. Bishop, Roth and Van Valer are the members of the Real Estate Committee. The Real Estate Committee did not meet during fiscal year 2016.
Evaluation of Board and Committee Performance
Annually, the Board and each of our Audit, Executive Compensation and Nominating & Governance Committees conduct a self-evaluation pursuant to our Corporate Governance Policies or applicable committee charters.  In addition, the Nominating & Governance Committee is responsible to report annually to the Board an assessment of the Board’s performance based on such evaluation, which includes a review of the Board’s overall effectiveness and the areas in which the Board or management believes the Board can make an impact on the Corporation.
Communications with the Board
Communications to the Board of Directors may be submitted by email to boardofdirectors@sjwater.com or by writing to SJW Group, Attention: Corporate Secretary, 110 W. Taylor Street, San Jose, California 95110. The Board of Directors relies upon the Corporate Secretary to forward written questions or comments to named directors or committees or the Lead Independent Director, as appropriate. General comments or inquiries from stockholders are forwarded to the appropriate individual within the Corporation, including the President, as appropriate.
Interested parties may make their concerns known to non-management directors or independent directors on a confidential and anonymous basis by calling the Corporation's toll free hotline, 1-888-883-1499.

Code of Ethical Business Conduct
The Corporation has adopted a Code of Ethical Business Conduct (the "Code") that applies to the directors, officers and employees of the Corporation. A copy of the Code may be found at the Corporation's website at www.sjwgroup.com. In the event that we make any amendments to or grant any waivers of, a provision of the Code of Ethics that applies to the principal executive officer, principal financial officer, or principal accounting officer that requires disclosure under applicable SEC rules, we intend to disclose such amendment or waiver and the reasons therefore, on our website at www.sjwgroup.com.
Board Meetings
During 2016, there were four regular meetings and three special meetings (including one strategic planning meeting) of the Board of Directors of SJW Group. Each director attended or participated in 75 percent or more of the aggregate of: (i) the total number of regular and special meetings of the Board of Directors of SJW Group; and (ii) the total number of meetings held by all committees of the Board on which such director served during the 2016 fiscal year. Robert A. Van Valer was chosen to preside at all executive sessions of non-management directors or independent directors.
Pursuant to the Corporation's Corporate Governance Policies, each member of the Board of Directors is strongly encouraged to attend the annual meetings of stockholders. All members of the Board who were nominated for election at the 2016 annual meeting attended such meeting.
Compensation of Directors
The following table sets forth certain information regarding the compensation of each non-employee member of the Board of Directors of SJW Group for the 2016 fiscal year:

Name	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	Total ($)
Katharine Armstrong	$83,500	$34,251	$117,751
Walter J. Bishop	$85,500	$34,251	$119,751
Mark L. Cali (1)	$24,667	$—	$24,667
Douglas R. King	$98,000	$34,251	$132,251
Gregory P. Landis (1)	$6,806	$—	$6,806
Debra Man	$49,333	$34,251	$83,584
Daniel B. More	$83,000	$34,251	$117,251
Ronald B. Moskovitz	$86,000	$34,251	$120,251
George E. Moss	$74,500	$34,251	$108,751
Robert A. Van Valer	$79,500	$34,251	$113,751
_______________

(1)	Mr. Cali served on the Board of Directors of the Corporation until April 27, 2016. Mr. Landis joined the Board of Directors of the Corporation on November 30, 2016.

(2)
Consists of the annual retainer and meeting fees for service as members of the Board of Directors of the Corporation, San Jose Water Company, SJW Land Company, SJWTX, Inc., and Texas Water Alliance Limited, including amounts deferred under the Corporation’s Deferral Election Program for Non-Employee Board members. The respective dollar amounts of these fees are set forth in the table below. For further information concerning such fees, see the sections below entitled "Director Annual Retainer" and "Director Meeting Fees."

Name	2016 Retainer	2016 Meeting Fees	Total Annual Service Fees
Katharine Armstrong	$55,000	$28,500	$83,500
Walter J. Bishop	$55,000	$30,500	$85,500
Mark L. Cali	$16,667	$8,000	$24,667
Douglas R. King	$50,000	$48,000	$98,000
Gregory P. Landis	$4,306	$2,500	$6,806
Debra Man	$33,333	$16,000	$49,333
Daniel B. More	$50,000	$33,000	$83,000
Ronald B. Moskovitz	$50,000	$36,000	$86,000
George E. Moss	$55,000	$19,500	$74,500
Robert A. Van Valer	$60,000	$19,500	$79,500

(3)
Represents the grant-date fair value of the restricted stock unit award for 957 shares made to such non-employee director on April 27, 2016. The applicable grant-date fair value of each award was calculated in accordance with FASB ASC Topic 718 and accordingly determined on the basis of the closing selling price per share of SJW Group’s common stock on the award date as appropriately discounted to reflect the lack of dividend equivalent rights. The reported grant-date value does not take into account any estimated forfeitures related to service-vesting conditions. In addition to the restricted stock units, as of December 31, 2016, the following non-employee directors who served during the 2016 fiscal year held deferred stock awards covering the following number of shares of SJW Group's common stock with dividend equivalent rights: Ms. Armstrong, 0 shares; Mr. Bishop, 0 shares; Mr. Cali, 10,401 shares; Mr. King, 8,956 shares; Mr. Landis, 0 shares; Ms. Man, 0 shares; Mr. More, 0 shares; Mr. Moskovitz, 0 shares; Mr. Moss, 0 shares; and Mr. Van Valer, 2,607 shares. Any deferred shares so held are attributable to the director's prior participation in certain deferred compensation programs implemented under the Corporation's Long-Term Incentive Plan. For further information concerning those programs, see the sections below entitled "Deferral Election Program for Non-Employee Board Members" and "Deferred Restricted Stock Program." The phantom dividends that accumulate on those deferred shares pursuant to the dividend equivalent rights are converted annually into additional deferred shares. For further information concerning such dividend equivalent rights, see the section below entitled "Dividend Equivalent Rights." Such dividend equivalent rights were factored into the original grant-date fair value of the deferred shares determined for financial accounting purposes under FASB ASC Topic 718, and accordingly no amounts are reported in this column with respect to the additional deferred shares attributable to the phantom dividends that accumulated during the 2016 fiscal year as a result of those dividend equivalent rights. Those 2016 fiscal year phantom dividends were converted into the following additional deferred shares for the non-employee directors on January 3, 2017: Mr. Cali was credited with 186 shares; Mr. King was credited with 172 shares; and Mr. Van Valer was credited with 50 shares. At the time of such credit, the fair market value per share of the Corporation's common stock was $55.14, the closing price on January 3, 2017.

Director Annual Retainer
The following table sets forth the 2016 annual retainer fees for the non-employee Board members of SJW Group, San Jose Water Company, SJW Land Company, SJWTX, Inc. and Texas Water Alliance Limited:

Annual Retainer
SJW Group
Chair	$30,000
Other Board Members	$5,000
Additional Fee for Lead Independent Director	$5,000
San Jose Water Company
Chair	$60,000
Other Board Members	$40,000
SJW Land Company
Chair	$10,000
Other Board Members	$5,000
SJWTX, Inc.
Chair	$5,000
Other Board Members	$5,000
Texas Water Alliance Limited
Chair	$0
Other Board Members	$0

Director Meeting Fees
The following table sets forth the 2016 per meeting Board and Committee fees for the non-employee Board members of SJW Group, San Jose Water Company, SJW Land Company, SJWTX, Inc. and Texas Water Alliance Limited:

Per Meeting Fee
SJW Group
Chair	$1,000
Other Board Members	$1,000
SJW Group Committees
Audit Committee Chair (for attending audit committee meetings)	$3,000
Other Committee Chair (for attending their respective committee meetings)	$2,000
Other Board Members	$1,000
San Jose Water Company
Chair	$1,000
Other Board Members	$1,000
SJW Land Company
Chair	$500
Other Board Members	$500
SJWTX, Inc.
Chair	$2,500
Other Board Members	$500
Texas Water Alliance Limited
Chair	$500
Other Board Members	$500

The meeting fees are the same for attending Board and Committee meetings held telephonically.
In the event a non-employee director attends an in-person Board or Committee meeting by telephone, he or she will be entitled to receive the applicable per meeting fee for the first meeting attended by telephone in a calendar year, and half of such meeting fee for each subsequent meeting attended by telephone in the same calendar year.
Non-employee directors may also receive fees determined on a case-by-case basis by SJW Group's Executive Compensation Committee and ratified by the Board of Directors for attending additional meetings other than Board or Committee meetings, such as Board retreats, strategic planning meetings, or other programs organized by SJW Group, San Jose Water Company, SJW Land Company, SJWTX, Inc. or Texas Water Alliance Limited. During fiscal year 2016, each non-employee director, except for Mr. Cali, was paid $2,500 for attending a strategic planning meeting.
Deferral Election Program for Non-Employee Board Members
Pursuant to the Deferral Election Program, each non-employee member of the Corporation's Board of Directors has the opportunity to defer: (i) either 50 percent or 100 percent of his or her annual retainer fees for serving on the Corporation's Board and the Board of one or more subsidiaries; and (ii) 100 percent of his or her fees for attending pre-scheduled meetings of such Boards or any committees of such Boards on which he or she serves. The deferral election is irrevocable and must be made prior to the start of the year for which the fees are to be earned.
The fees which a non-employee Board member elects to defer under such program for the fiscal year are credited to a deferral election account pursuant to one of the following alternatives selected by the Executive Compensation Committee: (i) in a lump sum on the first business day of that calendar year or as soon as administratively practicable thereafter; or (ii) periodically when the fees would otherwise become due and payable during such calendar year in the absence of his or her deferral election for that calendar year in which case the amounts credited shall be fully vested. In the event of such lump sum credit, the non-employee Board members will vest in the portion of their account attributable to each Board or Board committee on which they serve during a calendar year in a series of 12 equal monthly installments upon their completion of each calendar month of service on that Board or Board committee during such calendar year. For the deferral election accounts established for the 2016 calendar year, the periodic credit alternative was utilized.
The deferral election account will be credited with a fixed rate of interest, compounded semi-annually, set at the start of each calendar year at the lower of (i) the then current 30-year long-term borrowing cost of funds to San Jose Water Company (or the equivalent thereof), as measured as of the start of such calendar year, or (ii) 120 percent of the long-term Applicable Federal Rate determined as of the start of such calendar year and based on semi-annual compounding.
Distribution of the vested balance credited to each Board member's deferral election account will be made or commence on the 30th day following his or her cessation of Board service. The cash distribution will be made either in a lump sum or through a series of up to 10 annual installments in accordance with the payment election such Board member made.
Messrs. Cali, More and Moss each elected to defer all of their 2016 annual retainer fees and pre-scheduled 2016 meeting fees, Mr. King elected to defer all of his 2016 pre-scheduled meeting fees, and Mr. Bishop elected to defer 50 percent of his 2016 annual retainer fees.
Deferred Restricted Stock Program
Prior to the 2008 fiscal year, the non-employee directors were able to receive awards of deferred stock, either through the conversion of their deferred Board and Committee fees under the Deferral Election Program into deferred shares of SJW Group common stock or through their participation in the Deferred Restricted Stock Program. Both of those deferred stock programs were implemented under the Corporation's Long-Term Incentive Plan (the "LTIP").

The principal features of the Deferred Restricted Stock Program may be summarized as follows:
Each non-employee director who commenced Board service on or after April 29, 2003 was granted: (i) a deferred stock award on the first business day of January following his or her completion of at least six months of service as a Board member; and (ii) annual grants of deferred stock on the first business day of January in each succeeding calendar year through the close of the 2007 calendar year, provided he or she remained a non-employee member of the Board through such date. The number of shares of the Corporation's common stock underlying each annual deferred stock award was determined by dividing (i) the aggregate dollar amount of the annual retainer fees, at the levels in effect as of the date of grant, for service on the Board and for service on the Boards of Directors of the Corporation's subsidiaries for the calendar year in which the grant was made by (ii) the fair market value per share of the Corporation's common stock on the grant date. The shares subject to each deferred stock award are fully vested and will be issued from the LTIP on a distribution commencement date tied to the director's cessation of Board service or other pre-specified date. The shares may be issued either in a single lump sum or in up to 10 annual installments, as elected by the director at the time of his or her initial entry into the Deferred Stock Program or pursuant to the special payment election made available in 2007.
In addition, each non-employee director who commenced Board service prior to April 29, 2003 and participated in the Director Pension Plan was given the opportunity during the 2003 calendar year to elect to convert his or her accumulated benefit under that plan into a deferred stock award. The accumulated benefit of each director who made such an election was converted, on September 1, 2003, into a deferred stock award of comparable value based on the fair market value per share of the Corporation's common stock on such date. The award vested in 36 monthly installments over the director's period of continued Board service measured from the conversion date.
In accordance with the foregoing, Messrs. Cali and Moss elected to have their accumulated Director Pension Plan benefits converted into deferred stock pursuant to the Deferred Restricted Stock Program. As a result, Messrs. Cali and Moss each had $270,000 in Pension Plan benefits converted into a deferred stock award covering 19,014 shares of the Corporation's common stock. The shares were distributed to Mr. Moss in 2008 and a portion of the shares were distributed to Mr. Cali in January 2014, 2015, 2016 and 2017 in accordance with his payment election as described in the section below entitled "Dividend Equivalent Rights."
Each deferred stock award contains dividend equivalent rights, as discussed below. Except for the additional deferred shares that result from those dividend equivalent rights, no further deferred shares are intended to be awarded to the non-employee directors under either the Deferral Election Program or the Deferred Restricted Stock Program.
Restricted Stock Units and the Formulaic Equity Award Program for Non-Employee Board Members
In October 2013, the Executive Compensation Committee approved, and the Board of Directors ratified, the implementation under the LTIP of a Formulaic Equity Award Program for Non-Employee Board Members ("Formulaic Program") which provided that at the close of business on the date of each annual stockholder meeting, beginning with the 2014 annual stockholder meeting, each individual who is elected or re-elected to serve as a non-employee Board member shall automatically be granted restricted stock units covering that number of shares of common stock (rounded up to the next whole share) determined by dividing $35,000 ("Applicable Annual Amount") by the fair market value per share on such date. Each restricted unit awarded shall entitle the non-employee Board member to one share of common stock on the applicable vesting date of that unit. Each restricted stock unit award shall vest in full upon the non-employee Board member's continuation in Board service through the day immediately preceding the date of the first annual stockholder meeting following the annual stockholder meeting at which that restricted stock unit award was made, subject to accelerated vesting under certain prescribed circumstances. Each non-employee Board member must retain beneficial ownership of at least 50 percent of the shares of common stock issued in connection with the vesting of such restricted stock units until such time as such individual is in compliance with the equity ownership guidelines that the Corporation from time to time establishes for its non-employee Board members.

Pursuant to this program, on April 27, 2016, each non-employee Board member elected at the 2016 annual stockholder meeting received an award of restricted stock units covering 957 shares of common stock in accordance with the Formulaic Program. The units will vest in full upon the Board member's continuation in Board service through the day immediately preceding the date of the Corporation's 2017 annual stockholder meeting, subject to accelerated vesting under certain prescribed circumstances.
The Formulaic Program was amended on October 26, 2016 to increase the Applicable Annual Amount from $35,000 to $60,000 commencing with the 2017 annual stockholder meeting.
Director Pension Plan
Mr. King continues to participate in the Director Pension Plan. Under such plan, Mr. King will receive, following his cessation of service as a director, a benefit equal to one half of the aggregate annual retainer for service on the Board of SJW Group and the Boards of San Jose Water Company and SJW Land Company as in effect at the time he ceases to be a director. This benefit will be paid to Mr. King, his beneficiary or his estate, for four years. These payments will be made with the same frequency as the ongoing retainers. Directors who elected to convert their accumulated Director Pension Plan benefits into deferred restricted stock in 2003 and non-employee directors who commenced Board service on or after April 29, 2003, are not eligible to participate in the Director Pension Plan.
Dividend Equivalent Rights
Dividend Equivalent Rights ("DERs") are part of the outstanding deferred stock awards currently credited to certain non-employee directors as a result of their pre-2008 participation in the Deferral Election and Deferred Restricted Stock Programs. Pursuant to those DERs, each such non-employee director's deferred stock account under each program will be credited, each time a dividend is paid on the Corporation's common stock, with a dollar amount equal to the dividend paid per share multiplied by the number of shares at the time credited to the deferred stock account, including shares previously credited to the account by reason of the DERs. As of the first business day in January each year, the cash dividend equivalent amounts so credited in the immediately preceding year will be converted into additional shares of deferred stock by dividing such cash amount by the average of the fair market value of the Corporation's common stock on each of the dates in the immediately preceding year on which dividends were paid.
Effective as of January 1, 2008, the Corporation imposed a limitation on the maximum number of years such DERs will continue to remain outstanding. Accordingly, the DERs will terminate with the dividends paid by the Corporation during the 2017 calendar year, with the last DER conversion into deferred stock to occur on the first business day in January 2018. As part of the DER phase-out, each non-employee Board member was given the opportunity to make a special election by December 31, 2007, to receive a distribution from his accounts under the two programs in either (i) a lump sum distribution in any calendar year within the 10-year period from 2009 to 2018 or (ii) an installment distribution over a five or 10-year period within that 10-year period. The amount distributable from each such account would be equal to the number of deferred shares credited to that account as of December 31, 2007, plus the number of additional deferred shares subsequently credited to that account by reason of the DERs existing on those deferred shares during the period prior to their distribution. No further DERs would be paid on the distributed shares, but those shares would be entitled to actual dividends as and when paid to the Corporation's stockholders. In the absence of such special payment election, the distribution of the non-employee Board member's accounts will continue to be deferred until cessation of Board service. Only Mr. Cali made a special payment election and elected to receive his deferred accounts in five annual installments over the five calendar-year period beginning with the 2014 calendar year. The Corporation issued 4,947 shares of common stock, 5,080 shares of common stock, 5,198 shares of common stock and 5,298 shares of common stock to Mr. Cali in January 2014, January 2015, January 2016 and January 2017, respectively, in accordance with his election.
On January 3, 2017, the following current non-employee Board members were credited with additional shares of deferred stock pursuant to their DERs: Mr. King, 172 shares; and Mr. Van Valer, 50 shares. Mr. Cali, who served as a Board member until April 27, 2016, was also credited with 186 shares of deferred stock pursuant to his DERs; a portion of the shares credited to Mr. Cali were distributed to him in January 2017 in accordance with his payment election.

Expense Reimbursement Policies
Under the Corporation's Director Compensation and Expense Reimbursement Policies, each non-employee director will be reimbursed for all reasonable expenses incurred in connection with his or her attendance at Board or committee meetings of SJW Group or its subsidiaries as well as his or her attendance at certain other meetings held by such companies. Expenses subject to reimbursement include the expense of traveling by non-commercial aircraft if within 1,000 miles of company headquarters and approved by the Chairman of the Board, and the expense of traveling first class for any travel within the United States. A copy of the Director Compensation and Expense Reimbursement Policies, amended and restated as of January 1, 2014, is attached as Exhibit 10.36 to the Form 10-K filed for the year ended December 31, 2013. The first amendment to such amended and restated Director Compensation and Expense Reimbursement Policies is attached as Exhibit 10.47 to the Form 10-K filed for the year ended December 31, 2016.
Recommendation of the Board of Directors
The Board of Directors unanimously recommends that stockholders vote FOR the election of the nine nominees listed on page 5. Unless otherwise instructed, the proxy holders named in each proxy will vote the shares represented thereby FOR each of the nine nominees.

PROPOSAL 2
ADVISORY VOTE ON EXECUTIVE COMPENSATION
General
Pursuant to Section 14A(a)(1) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Corporation's stockholders are entitled to vote at the annual meeting to approve the compensation of the Corporation's named executive officers, as disclosed in this proxy statement in accordance with the standards established under Item 402 of Regulation S-K under the Exchange Act. However, the stockholder vote on executive compensation is an advisory vote only, and it is not binding on the Corporation or the Corporation's Board of Directors or the Executive Compensation Committee of the Board.
Although the vote is non-binding, the Corporation's Board of Directors and the Executive Compensation Committee value the opinions of the stockholders and will consider the outcome of the vote when making future compensation decisions affecting the Corporation's executive officers.
In deciding how to vote on this proposal, the Board encourages you to read the Compensation Discussion and Analysis section beginning on page 28 and Summary Compensation Table beginning on page 46. The Executive Compensation Committee has made numerous enhancements in recent years to better align our executive compensation programs with our strategic objectives, and to respond to changes in the marketplace and feedback received from stockholders and stockholder advisory groups as discussed in the Compensation Discussion and Analysis section of this proxy statement.
Resolution
The Corporation's stockholders are being asked to approve by advisory vote the following resolution relating to the compensation of the named executive officers in this proxy statement:
"Resolved that the Corporation's stockholders hereby approve the compensation paid to the Corporation's executive officers named in the Summary Compensation Table of this proxy statement, as that compensation is disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the various compensation tables and the accompanying narrative discussion included in this proxy statement."
The vote on this resolution is not intended to address any specific element of compensation; rather the vote relates to the compensation of the Corporation's named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission.
Recommendation of the Board of Directors
The Board of Directors unanimously recommends an advisory vote FOR the resolution to approve the compensation of the named executive officers as disclosed in this proxy statement in accordance with the standards established under Item 402 of Regulation S-K under the Exchange Act. Unless otherwise instructed, the proxy holders named in each proxy will vote the shares represented thereby FOR the approval of such resolution.

PROPOSAL 3
ADVISORY VOTE AS TO FREQUENCY OF THE ADVISORY
STOCKHOLDER VOTE ON EXECUTIVE COMPENSATION
General
Pursuant to Section 14A(a)(2) of the Exchange Act, the Corporation’s stockholders are also entitled to vote at the annual meeting regarding whether the stockholder vote to approve the compensation of the named executive officers as required by Section 14A(a)(1) of the Exchange Act (and as presented in Proposal 2 of this proxy statement) should occur every year, once every two years or once every three years. Stockholders will also have the option to abstain from voting on this proposal. The stockholder vote on the frequency of the "say-on-pay" vote to approve executive compensation is an advisory vote only, and it is not binding on the Corporation or the Corporation's Board of Directors or the Executive Compensation Committee. Such an advisory vote will be provided to the stockholders every six years.
Although the vote is non-binding, both the Board of Directors and the Executive Compensation Committee value the opinions of the stockholders and will consider the outcome of the vote when setting the frequency of the stockholder vote on executive compensation.
Stockholders have four choices with respect to the frequency of the stockholder vote for the approval of the compensation of the Corporation’s named executive officers. The four choices are as follows:

-	Every year;

-	Every two years;

-	Every three years; or

-	Abstain.
At the Corporation’s 2011 Annual Meeting of Stockholders, the frequency of “every three years” received the vote of a majority of the shares of common stock present in person or represented by proxy and voting at such annual meeting and the Board of Directors adopted “every three years” as the frequency for the “say-on-pay” vote.
Recommendation of the Board of Directors
After careful consideration, the Board of Directors believes that an advisory stockholder vote on executive compensation once every year (i.e., a vote FOR EVERY YEAR) is the best approach for the Corporation and its stockholders. In deciding its recommendation, the Board of Directors considered that an annual advisory vote on executive compensation of our named executive officers will (i) allow stockholders to provide us with their direct input on our compensation philosophy, policies and practices as disclosed in the proxy statement on a timely basis each year; and (ii) provide the Board of Directors and the Executive Compensation Committee an opportunity to thoughtfully evaluate and respond to stockholder input quickly and to implement appropriate and effective changes or modifications to the Corporation’s executive compensation programs. In addition, an annual advisory vote on executive compensation is consistent with our approach of seeking input from, and engaging in discussions with, our stockholders on corporate governance matters.
Unless otherwise instructed, the proxy holders named in each proxy will vote the shares represented thereby FOR every year as the frequency of the advisory stockholder vote on executive compensation described in this Proposal 3. However, the stockholder vote under this Proposal 3 is not to approve the Board’s recommendation, but is instead a direct advisory vote on the particular frequency at which each stockholder would like the advisory vote on executive compensation to be conducted.
Notwithstanding the Board’s recommendation and the outcome of the stockholder vote, the Board of Directors may, in the future, decide to conduct advisory votes on a more or less frequent basis and may vary its practice based on factors, such as discussions with stockholders, views expressed by others and the adoption of material changes to our compensation programs. The Board will consider the outcome of the advisory votes, including the number of votes received for each frequency, in determining the actual frequency to be adopted, and such determination will be disclosed in a Form 8-K to be filed in accordance with the rules of the Securities and Exchange Commission.

PROPOSAL 4
RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED ACCOUNTING FIRM
General
The Audit Committee of the Board of Directors has appointed KPMG LLP as the Corporation's independent registered public accounting firm (the "independent accountants") for fiscal year ending December 31, 2017. At the annual meeting, stockholders are being asked to ratify the appointment of KPMG LLP as the Corporation's independent accountants for fiscal year 2017. In the event the stockholders fail to ratify the appointment of KPMG LLP, the Audit Committee will reconsider its selection.
Representatives of KPMG LLP are expected to be present at the annual meeting. They have been offered the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.
Principal Independent Accountants' Fees and Services
The following table sets forth the approximate aggregate fees billed to the Corporation during or for fiscal years 2015 and 2016:

	2016	2015
Audit Fees (1)	$999,080	$871,000
Audit-Related Fees (2)	—	—
Tax Fees (3)	—	—
All Other Fees (4)	—	—
Total Fees	$999,080	$871,000
______________

(1)
Audit Fees: This category consists of the fees billed for those fiscal years for the audit of annual financial statements, review of the financial statements included in quarterly reports on Form 10-Q and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those fiscal years.

(2)
Audit-Related Fees: This category consists of fees billed in those fiscal years with respect to assurance and related services by the independent accountants that are reasonably related to the performance of the audit and review of financial statements and are not reported under "Audit Fees."

(3)
Tax Fees: This category consists of fees billed in those fiscal years with respect to professional services rendered by the independent accountants for tax compliance, tax advice and tax planning. All tax fees were pre-approved by the Audit Committee.

(4)	All Other Fees: This category consists of fees billed in those fiscal years which are not covered by "Audit Fees," "Audit-Related Fees" and "Tax Fees."
The Audit Committee has considered and concluded that the provision of services described above is compatible with maintaining the independence of KPMG LLP.
The Audit Committee has adopted a pre-approval policy regarding the rendering of audit, audit-related and non-audit services by KPMG LLP. In general, audit fees are reviewed and approved by the Audit Committee annually. Audit-related and non-audit services are pre-approved by the Audit Committee. The Audit Committee has delegated authority to its Chairman to pre-approve specific services to be rendered by KPMG LLP subject to ratification by the Audit Committee when it next convenes a meeting.
Recommendation of the Board of Directors
The Board of Directors unanimously recommends a vote FOR the adoption of the proposal to ratify the appointment of KPMG LLP as SJW Group's independent accountants for fiscal year 2017. Unless otherwise instructed, the proxy holders named in each proxy will vote the shares represented thereby FOR this Proposal.

OWNERSHIP OF SECURITIES
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934 requires the executive officers and directors of the Corporation, and persons who own more than 10 percent of a registered class of the Corporation's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. These persons are required to furnish SJW Group with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such reports received by it, and written representations from certain reporting persons that no other reports were required during 2016, SJW Group believes that all Section 16(a) reporting obligations were met during 2016.
Security Ownership of Certain Beneficial Owners and Management
The following table sets forth, as of February 2, 2017, certain information concerning beneficial ownership of shares of SJW Group common stock by each director of the Corporation, nominee for director, and the Corporation's Chief Executive Officer, Chief Financial Officer and each of the Corporation's other executive officers named in the Summary Compensation Table below (the "named executive officers"), and all directors, nominees and named executive officers as a group and beneficial owners of five percent or more of outstanding shares of common stock of SJW Group. Unless otherwise indicated, the beneficial ownership consists of sole voting and investment power with respect to the shares indicated, except to the extent that spouses share authority under applicable law. None of the shares reported as beneficially owned have been pledged as security for any loan or indebtedness. Unless otherwise indicated, the principal address of each of the stockholders below is c/o SJW Group, 110 W. Taylor Street, San Jose, California 95110. The calculations in the table below are based on 20,488,997 shares of common stock issued and outstanding as of February 2, 2017. In addition, shares of common stock that may be acquired by the person shown in the table within 60 days of February 2, 2017 are deemed to be outstanding for the purpose of computing the percentage ownership of such person, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table.

Name	Shares Beneficially Owned	Percent of Class
Directors and Nominees for Directors:
Katharine Armstrong (1)	7,386	*
Walter J. Bishop (2)	7,196	*
Douglas R. King (3)	7,336	*
Gregory P. Landis	—	*
Debra Man	—	*
Daniel B. More (4)	1,169	*
Ronald B. Moskovitz (5)	7,836	*
George E. Moss (6)(7)	1,902,659	9.3%
W. Richard Roth, President, Chief Executive Officer and Chairman of the Board (8)	122,292	*
Robert A. Van Valer (9)(10)	2,216,323	10.8%
Named Executive Officers not listed above:
Andrew R. Gere, President and Chief Operating Officer of SJWC (11)	10,619	*
Palle L. Jensen, Senior Vice President of Regulatory Affairs of SJWC (12)	9,757	*
James P. Lynch, Chief Financial Officer and Treasurer (13)	17,233	*
Andrew F. Walters, Chief Administrative Officer of SJWC (14)	6,200	*
All directors, nominees and executive officers as a group (14 individuals) (15)	4,316,006	21.1%
Beneficial owners of five percent or more not listed above:
Nancy O. Moss (16)	1,181,092	5.8%
BlackRock, Inc. and Certain Subsidiaries (17) 55 East 52nd Street, New York, New York 10055	1,154,785	5.6%
_______________

*	Represents less than one percent of the outstanding shares of SJW Group's common stock.

(1)
Includes (i) 2,550 shares of common stock, (ii) 1,000 shares of common stock held under an IRA account, and (iii) 3,836 shares of common stock held by the Katharine Armstrong Love Exempt Trust U/A/D 6/30/2009, for which Katharine Armstrong is the sole trustee.

(2)
Includes 7,196 shares of common stock held by the Bishop Family Trust, for which Walter Bishop and his spouse are trustees. Mr. Bishop has shared voting and investment powers with respect to such shares.

(3)
Includes 7,336 shares of common stock held by the King Family Trust dated June 6, 2005 of which Mr. King and Melinda King are trustees. Mr. King has shared voting and investment powers with respect to such shares.

(4)	Includes 1,169 shares of common stock held by the Daniel B. More and Laura A. More Joint Tenancy. Mr. More has shared voting and investment powers with respect to such shares.

(5)
Includes 7,836 shares of common stock held by the Moskovitz Family Trust U/A DTD 6/12/2003 of which Mr. Moskovitz and Jessica M. Moskovitz are trustees. Mr. Moskovitz has shared voting and investment powers with respect to such shares.

(6)
Includes (i) 1,083,023 shares of common stock held by the George Edward Moss Trust, a living trust of which Mr. Moss is the sole trustee and sole beneficiary, (ii) 6,644 shares of common stock held by his spouse's revocable trust, (iii) 830 shares of common stock held under his spouse's IRA, (iv) 1,103 shares of common stock held under his spouse's Roth IRA, and (v) 811,059 shares of common stock held by the John Kimberly Moss Trust, for which George Moss disclaims beneficial ownership except to the extent of his pecuniary interest.

(7)	The address for George E. Moss is 4360 Worth Street, Los Angeles, California 90063.

(8)
Includes (i) 103,992 shares of common stock held by the W. Richard Roth and Viviane L. Roth Community Property Revocable Trust dated December 17, 2004 of which Mr. Roth and Viviane L. Roth are trustees and of which 4,145 shares of common stock subject to a restricted stock unit award were issued on February 28, 2017 (which amount is net of shares withheld to cover withholding taxes); and (ii) 18,300 shares of common stock held by a separate property trust for which Mr. Roth is trustee. Mr. Roth has shared voting and investment powers with respect to the 103,992 shares.

(9)
Includes (i) 78,455 shares of common stock, (ii) 1,937,226 shares of common stock held under the Non Exempt Bypass Trust created under the Roscoe Moss Jr Revocable Trust dated March 24, 1982 for which Mr. Van Valer has sole voting and dispositive powers, and (iii) 200,642 shares of common stock held under an Exempt Bypass Trust created under the Roscoe Moss Jr Revocable Trust dated March 24, 1982 for which Mr. Van Valer has sole voting and dispositive powers.

(10)	The address for Robert A. Van Valer is 4360 Worth Street, Los Angeles, California 90063.

(11)
Includes (i) 9,494 shares of common stock and (ii) 1,125 shares of common stock subject to a restricted stock unit award that were issued on February 28, 2017 (which amount is net of shares withheld to cover withholding taxes).

(12)
Includes (i) 8,642 shares of common stock and (ii) 1,115 shares of common stock subject to a restricted stock unit award that were issued on February 28, 2017 (which amount is net of shares withheld to cover withholding taxes).

(13)
Includes (i) 1,665 shares of common stock, (ii) 2,500 shares of common stock held under a Roth IRA, and (iii) 13,068 shares of common stock held by Mr. Lynch and his spouse in joint tenancy of which 1,191 shares of common stock subject to a restricted stock unit award were issued on February 28, 2017 (which amount is net of shares withheld to cover withholding taxes). Mr. Lynch has shared voting and investment powers with respect to 13,068 shares.

(14)
Includes (i) 4,985 shares of common stock, (ii) 100 shares of common stock held by Mr. Walters' spouse, and (iii) 1,115 shares of common stock subject to a restricted stock unit award that were issued on February 28, 2017 (which amount is net of shares withheld to cover withholding taxes).

(15)
Includes 8,691 shares of common stock subject to restricted stock unit awards that were issued to the named executive officers on February 28, 2017 (which amount is net of shares withheld to cover withholding taxes).  See footnotes (8) and (11) through (14) above.

(16)
Includes (i) 1,180,092 shares of common stock held by the Nancy O. Moss Trust and (ii) 1,000 shares of common stock held under a SEP-IRA account. Ms. Moss has shared voting and investment powers over the shares held in her trust. The mailing address of Nancy O. Moss is 25 Kewen Place, San Marino, California 91108.

(17)
Pursuant to Schedule 13G filed with the SEC on January 30, 2017, by BlackRock, Inc. According to this Schedule 13G, BlackRock, Inc. had sole voting power over 1,111,337 shares of common stock and sole dispositive power over 1,154,785 shares of common stock.

In addition to the ownership of the shares reported in the above table, as of February 2, 2017, the following directors, nominees to the Board and named executive officers held deferred stock awards and restricted stock units covering shares of the Corporation's common stock as follows:

Name	Number of Shares*
Directors and Nominees for Directors:
Katharine Armstrong	957	(1)
Walter J. Bishop	957	(1)
Douglas R. King	10,085	(1)(2)
Gregory P. Landis	—
Debra Man	957	(1)
Daniel B. More	957	(1)
Ronald B. Moskovitz	957	(1)
George E. Moss	957	(1)
W. Richard Roth, President, Chief Executive Officer and Chairman of the Board	156,577	(3)
Robert A. Van Valer	3,614	(1)(2)
Executive Officers not listed above:
Andrew R. Gere, President and Chief Operating Officer of SJWC	5,409	(4)
Palle L. Jensen, Senior Vice President of Regulatory Affairs of SJWC	5,195	(4)
James P. Lynch, Chief Financial Officer and Treasurer	5,810	(4)
Andrew F. Walters, Chief Administrative Officer of SJWC	5,195	(4)
______________

*	The shares reported in this table are not deemed to be beneficially owned by the individuals listed above under applicable SEC rules and regulations.

(1)
Includes shares of common stock underlying restricted stock units awarded to the non-employee Board members under the Corporation's Long-Term Incentive Plan. The restricted stock units vest in full upon the non-employee director's continuation in board service through the day immediately preceding the date of the following annual stockholder meeting. The units will vest in full, and the underlying shares will become immediately issuable should such non-employee director cease Board service by reason of death or permanent disability prior to such vesting date.

(2)	Includes shares of the Corporation's common stock underlying deferred stock awards which will be issued in one or more installments following the individual's cessation of such Board service.

(3)
The 156,577 shares of the Corporation's common stock are issuable pursuant to deferred stock awards and restricted stock units which are subject to various performance-vesting and service-vesting requirements. The shares that actually vest under those awards will be issued in accordance with the applicable issuance schedule in effect for those shares.

(4)
The shares of the Corporation's common stock issuable pursuant to these restricted stock unit awards are subject to various performance-vesting and service-vesting schedules requirements. The shares that actually vest under those awards will be issued in accordance with the applicable issuance schedule in effect for those shares.

For further information concerning such restricted stock unit and deferred stock awards, please see the following sections of this proxy statement: "Compensation of Directors" and "Executive Compensation and Related Information-Summary Compensation Table and Grants of Plan-Based Awards."

EXECUTIVE COMPENSATION AND RELATED INFORMATION
Compensation Discussion and Analysis
The Executive Compensation Committee (the "Committee") of the Board of Directors is responsible for reviewing and approving the compensation payable to our officers and other key employees. This Compensation Discussion and Analysis discusses the principles underlying policies and decisions relating to executive officer compensation for the 2016 fiscal year. Our "named executive officers" for 2016 are listed below:

Name	Title
W. Richard Roth	President, Chief Executive Officer and Chairman of the Board of SJW Group
Andrew R. Gere	President and Chief Operating Officer of San Jose Water Company ("SJWC")
Palle L. Jensen	Senior Vice President of Regulatory Affairs of SJWC
James P. Lynch	Chief Financial Officer and Treasurer of SJW Group
Andrew F. Walters	Chief Administrative Officer of SJWC
Company Performance Highlights
The following charts highlight our performance on key financial metrics over each of the last five years:

Executive Compensation Highlights
In fiscal year 2016, we continued our strong commitment to pay for performance by aligning a significant portion of executive compensation with performance. Our compensation program for the named executive officers consisted primarily of base salary, a cash incentive program ("STI") and an equity incentive program ("LTI") in the form of performance-based and service-based restricted stock units ("RSU"). Our Chief Executive Officer's ("CEO") 2016 target pay mix is subject to the terms of his 2014 amended employment agreement as described further on page 34 of this proxy statement. As indicated by the chart below, the performance-based and long-term incentives for our CEO constituted 49 percent and for our other named executive officers 38 percent of the officer's annual total target direct compensation; this allocation is generally consistent with the average for our peer group as set forth below:

The key 2016 performance criteria utilized to measure payouts under the cash incentive program and performance-based RSUs and the actual attainments were as follows:

Key Performance Criteria	2016 Targets	2016 Actuals
SJW Group Return on Equity	8.83%	13.25%

San Jose Water Company 2016 Capital Additions	$117,800,000	$134,740,000

San Jose Water Company Compliance (Environmental)	No material water quality or environmental violations	No material water quality or environmental violations

San Jose Water Company Operational Goal	Achieve 80% of identified key water industry objectives measured primarily in terms of service, reliability and efficiency	76.5% achievement of identified key water industry objectives
The Corporation’s performance as measured on these key criteria resulted in: (i) payouts of incentive cash compensation to our named executive officers equal to 127.5 percent out of a possible 150 percent of the target allocated to the Corporation's performance goals; and (ii) the RSUs vesting at target for our CEO and 150 percent of target for the other named executive officers.
For further information regarding our cash and equity incentive compensation programs, see the sections entitled "Annual Cash Incentive Compensation" and "Equity Compensation" appearing later in this "Compensation Discussion Analysis" section.
Compensation Program Changes for 2016 and 2017
The Committee undertook a comprehensive review of our compensation philosophy, policies and practices in 2014 and we made significant changes to our 2015 executive compensation programs that we continued in 2016 to better align with our strategic objectives, respond to changes in the marketplace and to take into consideration feedback received from stockholders and stockholder advisory groups, specifically:

Changes to the Executive Compensation Programs Effective for 2016	Rationale for Change
Adjusted peer group used to benchmark executive compensation	Ensure peer group best represents the market for executive talent among similar size, publicly-traded regulated utility companies

Tied 100% of our CEO’s annual equity award to performance goals (2016 award was granted in accordance with his 2014 amended employment agreement pursuant to which 70% of his multi-year grants are tied to achievement of performance goals)
Increase performance-based component of CEO compensation

Tied approximately 30% of our other named executive officers’ target equity awards to achievement of performance goals	Increase performance-based component of total compensation and provide for a performance-based equity award for the other executive officers

Performance-based RSU awards granted to named executive officers subject to clawback to the extent required by law or stock exchange listing requirements	Implement clawback provisions for performance-based equity awards granted to named executive officers

Annual review of company performance metrics	Eliminate any overlap of performance metrics in our annual and long-term incentive plans

Furthermore, having reviewed updated data regarding market practices and having received additional feedback from stockholders and stockholder advisory groups, the Committee determined to make the following changes to our executive compensation programs effective in 2017 for the named executive officers (other than the CEO):

Additional Changes to the Executive Compensation Programs Effective for 2017	Rational for Change
Adjusted the target annual cash incentive opportunities	Ensure more consistent officer pay mix (target annual cash incentive opportunity of 25% of salary for all executive officers)

Increased the weighting on company financial and operational goals in the annual cash incentive plan from 50% to 75%	Increase alignment of the other executive officers with CEO cash incentive compensation

Increased the portion of the equity awards that are tied to performance-based vesting to approximately 50%	Increase performance-based component of the other executive officers' total compensation

Introduced multi-year financial performance goals for a portion of the equity awards	Include long-term performance based equity awards for the other executive officers
Executive Compensation Governance Highlights
Our compensation practices keep the best interests of our stockholders in mind. This means we adhere to certain best practices while avoiding certain other less favorable pay practices as summarized below:

•	A significant portion of our named executive officer’s compensation is at risk, using a combination of financial, operational and market-based performance metrics that correlate to stockholder value;

•
35 percent of the equity awards granted to our CEO in connection with his amended employment agreement is subject to vesting based on attainment of financial performance goals over a three year performance period;

•	20 percent of the 2017 equity awards for our other named executive officers is subject to vesting based on multi-year financial performance goals;

•	We retain an independent compensation consultant to advise the Committee;

•	Our performance-based equity awards are subject to clawback;

•	We prohibit hedging and or pledging of our common stock;

•	We do not pay dividends on unearned equity awards or unearned performance-based equity awards on new awards (since 2008) unless and until the awards vest;

•	We provide modest perquisites and do not provide tax gross-ups for any imputed income in connection with such benefits;

•	The change-in-control protections in the Executive Severance Plan are double trigger;

•
We maintain executive stock ownership guidelines that require our executives to hold stock equal to a specified multiple of base salary. The ownership levels are two times base salary for our CEO and one times base salary for our other executive officers; and

•	We annually assess whether our compensation programs have risks that are reasonably likely to have a material adverse effect on the Corporation.

Impact of 2014 "Say-on-Pay" Vote and 2017 "Say-on-Pay" Frequency Vote
In 2011, our stockholders voted in favor of holding a "say-on-pay" vote every three years. We held our last vote in 2014 and approximately 73 percent of the votes cast on such proposal were in favor of the compensation of the named executive officers. Following that vote, the Committee undertook a review of the Corporation's compensation philosophy, policies and practices and made significant changes that impacted the compensation of the named executive officers for the 2015 fiscal year and we continue to make changes as described above.
This year we will hold our second advisory vote on "say-on-pay" frequency and we are recommending that stockholders choose annual "say-on-pay" votes (see Proposal 3). Although we continue to believe that there are benefits to having less frequent advisory votes on executive compensation (including allowing the Corporation additional time to conduct a more detailed review of its pay practices in response to the outcome of stockholder advisory votes), we recognize that the widely adopted standard is to hold “say-on-pay” votes annually. We also want to give our stockholders the opportunity to express their views on the compensation of our executive officers on an annual basis. In light of these developments, we are recommending that the advisory vote on executive compensation occur every year.
The Committee will continue to take into account future stockholder advisory votes on executive compensation and other relevant market developments affecting executive officer compensation in order to determine whether any subsequent changes to our programs and policies are warranted to reflect stockholder concerns or to address market developments.
Compensation Objectives and Philosophy
The Committee seeks to maintain an overarching pay-for-performance compensation philosophy through the use of compensation programs for the Corporation's executive officers that are designed to attain the following objectives:

•	Recruit, motivate and retain executives capable of meeting the Corporation's strategic objectives;

•	Provide incentives to achieve superior executive performance and successful financial results for the Corporation; and

•	Align the interests of executives with the long-term interests of stockholders.
The Committee seeks to achieve these objectives by:

•	Establishing a compensation structure that is both market competitive and internally fair;

•	Linking a substantial portion of compensation to the Corporation's financial performance and the individual's contribution to that performance;

•	Maintaining a compensation structure that is designed to provide below-target compensation for underachievement and upward leverage for exceptional performance; and

•	Providing long-term equity-based incentives and encouraging direct stock ownership by executive officers.
The Committee is not authorized to delegate any of its authority with respect to executive officer compensation, other than with respect to routine administrative functions. However, the Committee may from time to time consult with other independent Board members regarding executive compensation matters and is authorized to hire independent compensation consultants and other professionals to assist in the design, formulation, analysis and implementation of compensation programs for the Corporation's executive officers and other key employees.
Setting Executive Compensation for 2016
The principal factors that the Committee considered when setting the 2016 fiscal year compensation levels for the named executive officers were as follows:

•	Competitive benchmarking;

•	Long-term retention;

•	Management's recommendations;

•	Advice from the Committee's independent compensation consultant and other compensation advisors;

•	Results of the last "say-on-pay" proposal;

•	Feedback from stockholders and stockholder advisory groups;

•	Comparison of the Corporation's performance against certain operational and qualitative goals identified in our strategic plan;

•	Individual performance as assessed by the Committee, with input from the CEO as to the named executive officers other than himself;

•	The cost of living in the San Francisco Bay Area; and

•	Tenure, future potential and internal pay equity.
Benchmarking: The Committee made a number of decisions regarding 2016 fiscal year compensation for the named executive officers on the basis of the executive compensation benchmarking report prepared by Mercer (US), Inc. ("Mercer") dated October 2015. Such report benchmarked the compensation paid by the peer group described below to their executive officers; the compensation data was based on 2015 proxy disclosures aged forward for compensation planning purposes, reflecting the historic nature of the collected data.
Peer Group: Based on recommendations from Mercer, the peer group approved by the Committee for 2016 executive compensation was the same as for 2015. The peer group is comprised of companies that are U.S. publicly traded utility companies of similar size and companies that are identified externally as the Corporation’s peers.  The Committee believed that all of the peer companies continue to represent primary competitors for executive talent and investment capital. The peer group is comprised of the following companies:

Peer Group
American States Water	American Water Works	Artesian Resources	Aqua America
California Water Service Group	Chesapeake Utilities	Connecticut Water Service	El Paso Electric
Empire District Electric	Gas Natural	MGE Energy	Middlesex Water
Northwest Natural Gas	South Jersey Industries	Unitil	York Water
Target Pay Positioning: For the 2016 fiscal year, the Committee targeted total annual direct compensation between the median and the 75th percentile of the peer group in light of the highly competitive San Francisco Bay Area talent market and the higher cost of living in the area relative to peers. Individual positioning relative to market data also gives consideration to tenure, performance, potential and internal equity. The table below shows the target total direct compensation for the 2016 fiscal year relative to the peer group data as was provided by Mercer to the Committee:

Name	Title	Percentile Level of Total Target Direct Compensation for 2016 Fiscal Year
W. Richard Roth	President, Chief Executive Officer and Chairman of the Board	54th	(1)
Andrew R. Gere	President and Chief Operating Officer of SJWC	62nd	(2)
Palle L. Jensen	Senior Vice President of Regulatory Affairs	64th
James P. Lynch	Chief Financial Officer and Treasurer of SJWC	64th
Andrew F. Walters	Chief Administrative Officer of SJWC	66th
_______________

(1)	For purposes of such calculation, the grant-date fair values of equity awards provided to Mr. Roth under the amended employment agreement were annualized over the respective vesting periods.

(2)
Mr. Gere’s positioning is based on his base salary and target annual bonus opportunity which were set in March 2016 in connection with his appointment as President and Chief Operating Officer of San Jose Water Company, and grant date fair value of RSUs granted for 2016.

Major compensation decisions for each fiscal year, including base salary adjustments, the determination of target annual bonus opportunities and the determination of the size of long-term equity incentive awards, are generally made by the Committee during the last quarter of the prior year or during the first quarter of the current year.
Role of External Advisors: The Committee engaged Mercer, a global human resource consulting firm with extensive expertise and experience providing executive compensation consulting services, to serve as the Committee's independent compensation consultant. Mercer provided the following services:

•	Advised the Committee in selecting a peer group to be used for benchmarking compensation;

•	Conducted a competitive review of executive officer compensation levels and practices relative to the peer group;

•	Advised the Committee in determining the appropriate base salary, annual incentive and equity compensation terms for the named executive officers;

•	Advised the Committee regarding short and long-term incentive compensation design changes; and

•	Conducted a benchmarking assessment of the competitiveness of director compensation relative to the peer group.
Representatives of Mercer attended certain Committee meetings and provided guidance and expertise on competitive pay practices and plan designs consistent with our key objectives. The Committee determined that Mercer was independent and that Mercer's work did not raise any conflict of interest. The Committee made such determinations primarily on the basis of the six factors for assessing independence and identifying potential conflicts of interest that are set forth in Rule 10C-1(b)(4) under the Securities Exchange Act of 1934. The Committee will apply the same factors, together with any factors identified by the New York Stock Exchange and any other factors the Committee may deem relevant under the circumstances, in determining whether any other persons from whom the Committee seeks advice relating to executive compensation matters is independent or whether any potential conflicts exist.
Role of Management: The CEO provided the Committee with recommendations regarding 2016 fiscal year compensation levels for each of the named executive officers other than himself. Such recommendations included base salary adjustments, target bonus opportunities and payout levels, and the size of long-term incentive awards. The CEO also provided the Committee with his assessment of the individual performance of each of the other named executive officers.
CEO Employment Agreement
In July 2014, the Committee negotiated a new compensation package with the CEO and amended his employment agreement. The primary objective of the amended agreement was to retain Mr. Roth's services and his leadership and direction in the achievement of the Corporation's strategic business objectives through the end of the 2017 fiscal year. Therefore, the new compensation package utilizes a multi-year equity award structure in lieu of a series of annual grants, and a combination of performance-vesting requirements and service-vesting requirements on the equity awards that are intended to enhance stockholder value, promote the retention of his services, and provide a competitively positioned annualized total direct compensation package over the extended contract term.
The principal terms of the employment agreement, as most recently amended, are summarized in the section entitled "Employment Agreements, Termination of Employment and Change in Control Arrangements" that appears later in this proxy statement. However, for purposes of this discussion, it is important to note the following key points regarding the amended agreement:

•	Mr. Roth's annual base salary for the 2016 calendar year was increased by four percent per year to $738,400 and was increased to $767,936 for 2017.

•	Mr. Roth's target bonus remained at 25 percent of his base salary.

•	Approximately 70 percent of Mr. Roth's target equity awards are in the form of performance based RSUs, half of which are based on a three-year performance period.

•	Mr. Roth's compensation is subject to clawback in accordance with applicable laws and regulations.

•	Equity awards under the revised agreement include the following:

◦
A multi-year performance-based RSU award covering 19,917 target shares, which vests based on continued service and total shareholder return ("TSR") performance relative to eight water utility peers over the period measured from August 4, 2014 to December 31, 2017 (the "TSR Performance Period").

◦
A multi-year service-based RSU award covering 17,071 shares which vests in three equal annual installments upon Mr. Roth's completion of each year of service measured over the three-year period measured from January 1, 2015 to December 31, 2017.

◦
Annual performance based RSU awards for the 2015, 2016 and 2017 calendar years, each covering 6,639 shares (subject to adjustment for certain events that occur prior to the grant date of that award), which vest based on continued service and achievement of an annual return on equity ("ROE") goal.

Components of Compensation
For the 2016 fiscal year, the principal components of the Corporation's executive compensation program were as follows:

•	Base salary;

•	Annual short-term cash incentives;

•	Long-term equity incentive awards; and

•	Retirement benefit accruals.
As a general guideline, the Committee seeks to target total direct compensation between the median and the 75th percentile for comparable positions at the peer group companies. The Committee believes that this range is appropriate given that the Corporation competes for talent in the highly competitive San Francisco Bay Area and the higher cost of living in the area relative to its peers. There is no pre-established policy for the allocation of compensation between cash and non-cash (equity) components or between short-term and long-term components, and there are no pre-established ratios between the CEO's compensation and that of the other named executive officers. Instead, the Committee determines the total direct compensation of each named executive officer based on its review of competitive market data for his or her position and its subjective analysis of that individual's performance and contribution to the Corporation's financial performance. The Committee may also take into account internal pay equity considerations based on the individual's relative duties and responsibilities within the organization. The named executive officers are also provided with market competitive benefits and perquisites and are entitled to certain severance benefits in the event their employment terminates under certain defined circumstances, as more fully set forth below in this section and in the section entitled "Employment Agreements, Termination of Employment and Change in Control Arrangements" that appears later in this proxy statement.
Base Salary
It is the Committee's objective to set a competitive annual rate of base salary for each officer. The Committee believes that such competitive base salaries are necessary to attract and retain top quality executives, since it is common practice for public companies to provide their executive officers with an annual component of compensation that provides a level of economic security and continuity from year to year, without substantial adjustments to reflect the Corporation's performance.
CEO Base Salary: Pursuant to his amended employment agreement, the CEO's base salary for calendar year 2016 was set at $738,400 which represented a four percent increase over his base salary for calendar year 2015. The Committee believes that the CEO's salary appropriately reflects the tenure, experience and performance of Mr. Roth within the context of the overall compensation philosophy.

Base Salary of the Other Named Executive Officers: In setting the 2016 fiscal year base salaries for the other named executive officers, the Committee considered each executive officer's tenure and responsibilities with the Corporation, competitive market data for his position, the high cost of living in the San Francisco Bay Area, internal pay equity considerations, and the other components of the officer's total direct compensation for the year. The Committee approved market-based salary adjustments that ranged from 0 to 30 percent increases for each of the below-listed named executive officers. Mr. Gere's salary was increased by approximately 30 percent to reflect his promotion and in an effort to bring his total compensation in line with the competitive market and to be internally equitable.
Accordingly, the base salary levels in effect for the 2015 and 2016 fiscal years for each named executive officer and the applicable percentage increases for the 2016 fiscal year are as follows:

Name	Title	2015 Salary	2016 Salary	% Increase
W. Richard Roth	President, Chief Executive Officer and Chairman of the Board	$710,000	$738,400	4.0%
Andrew R. Gere	President and Chief Operating Officer of SJWC	$280,000	$365,000	30.4%	(1)
Palle L. Jensen	Senior Vice President of Regulatory Affairs of SJWC	$330,000	$344,000	4.2%
James P. Lynch	Chief Financial Officer and Treasurer	$403,000	$410,000	1.7%
Andrew F. Walters	Chief Administrative Officer of SJWC	$357,000	$357,000	0.0%	(2)
_______________

(1)
Mr. Gere's base salary for 2016 was initially established at $325,000 to match market data for his position and increased to $365,000 in March 2016 in connection with his appointment as President and Chief Operating Officer of San Jose Water Company.

(2)	Mr. Walters' base salary was not increased in 2016 in light of the competitive market data for his position.
Annual Cash Incentive Compensation
As part of their total compensation package, the Corporation's executive officers have the opportunity to earn an annual cash incentive award. The cash incentive awards are designed to reward superior corporate and executive performance while reinforcing the Corporation's short-term strategic operating goals. The potential cash incentive awards for the executive officers for the 2016 fiscal year were tied to the Corporation's attainment of the following performance goals: (i) capital additions; (ii) environmental compliance; and (iii) several operational goals. The operational goals represent a mix of quantitative financial and non-financial goals covering key business objectives used to manage the business that are critical to achieving and maintaining superior performance in the public utilities industry. The non-financial operational goals are critical to measuring the successful operation of the business. All financial and non-financial goals are quantitative goals set by the Committee at the start of the fiscal year. The potential cash incentive awards for the named executive officers other than the CEO were also tied to individual performance goals established by the Committee.

Each year, the Committee establishes a target bonus for each named executive officer (tied to either a percentage of base salary or a specific dollar amount). The target bonus levels in effect for the 2015 and 2016 fiscal years for each named executive officer and the applicable percentage increases for the 2016 fiscal year are as follows:

Name	Title	2015 Target Bonus	2016 Target Bonus	% Increase
W. Richard Roth	President, Chief Executive Officer and Chairman of the Board	$177,500	$184,600	4.0%	(1)
Andrew R. Gere	President and Chief Operating Officer of SJWC	$60,000	$90,000	50.0%	(2)
Palle L. Jensen	Senior Vice President of Regulatory Affairs of SJWC	$106,000	$106,000	0.0%	(3)
James P. Lynch	Chief Financial Officer and Treasurer	$85,000	$100,000	17.6%	(4)
Andrew F. Walters	Chief Administrative Officer of SJWC	$79,000	$93,000	17.7%	(4)
_______________

(1)
Mr. Roth's target bonus was set at 25% of his base salary, the same percentage as for 2015, in accordance with the terms of his employment agreement. The increase in target bonus for 2016 is due to the 4% increase in Mr. Roth's base salary for 2016.

(2)	Mr. Gere's 2016 target bonus was increased to $90,000 in an effort to bring his total compensation in line with the competitive market data and to be internally equitable.

(3)	Mr. Jensen's target bonus was not increased in 2016 in light of the competitive market data for his position.

(4)	Messrs. Lynch's and Walters' 2016 target bonuses were increased in an effort to bring their total compensation in line with the competitive market data and to be internally equitable.
The potential payout for each such bonus award can range from 0 to 150 percent of target for the CEO based on the Corporation's performance against the pre-established performance goals, and from 0 to 200 percent of target for the other named executive officers, based on the Corporation's performance against the pre-established performance goals and the Committee's assessment of the officer's performance for such year.
CEO's Bonus for the 2016 Fiscal Year: The actual dollar amount of the CEO's bonus for the 2016 fiscal year was tied to the level at which the Corporation attained the corporate performance goals established by the Committee for that year and ranged as follows:

Level of Performance	Below Threshold Performance	Threshold Performance	Target Performance	Maximum Performance
Payout	—	$92,300 (12.5% of base salary)	$184,600 (25% of base salary)	$276,900 (37.5% of base salary)
The actual 2016 bonus award approved for Mr. Roth was $235,365, or 127.5 percent of his 2016 target annual bonus as described further below.

The performance goals set by the Committee for the 2016 fiscal year, together with the portion of the CEO target bonus allocated to each goal and the amount of bonus earned for each goal, were as set forth below:

Performance Criteria	Goals and Minimum and Maximum Thresholds	Allocation of Target Amount ($)(4)	2016 Actual Bonus Award ($)
San Jose Water Company 2016 Capital Additions (1)	Target Goal: $117,800,000 Minimum Threshold: $104,700,000 Maximum Goal: $130,900,000 or more	$61,533	$92,300 Represents 150% of $61,533 based on $134,740,000 of capital additions (between Target Goal and Maximum Goal)

San Jose Water Company Compliance (Environmental)	Maximum Goal: No material water quality or environmental violations (Target Goal and Minimum Threshold are not applicable) (3)	$61,533	$92,300 Represents 150% of $61,533 (Maximum Goal attained)

San Jose Water Company Operational Goal (2)	Target Goal: Achieve 80% of identified key water industry objectives measured primarily in terms of service, reliability and efficiency Minimum Threshold: Achieve 70% of identified water industry objectives Maximum Goal: Achieve 90% of identified key water industry objectives	$61,534	$50,765 Represents 82.5% of $61,534 based on 76.5% achievement of identified key water industry objectives (between Minimum Threshold and Target Goal)
	Total 2016 Actual Bonus Award		$235,365
_______________

(1)
"San Jose Water Capital Additions" means San Jose Water Company’s capital expenditures made in 2016, including expenditures for improvements to the Montevina Treatment Plant and the cost to retire facilities. The Target Goal, Minimum Threshold and Maximum Goal are equal to 90%, 80% and 100%, respectively, of the total amount of capital expenditures, including the amount of capital expenditures for planned improvements made to the Montevina Treatment Plant and the amount of expenditures to retire facilities, approved by San Jose Water Company’s Board for the 2016 fiscal year.

(2)
San Jose Water Company annually establishes quantitative financial and non-financial operational goals (i.e., performance indicators) that are designed to align management's operating objectives with the primary goals of the Corporation's Strategic Plan. Operational goals are established by the Committee at the start of each fiscal year in terms of specific benchmarks that measure San Jose Water Company's performance in four critical areas: (i) water quality and pressure; (ii) customer service; (iii) infrastructure integrity and reliability; and (iv) efficiency and productivity. For the 2016 fiscal year, the operational goals were comprised of 17 key performance indicators, of which 13 (76.5%) were achieved at target level or above.

(3)
"No material water quality or environmental violations" means no material fines issued by state or federal environmental regulators in the 2016 fiscal year in connection with water quality or environmental violations that occurred in the 2016 fiscal year or in any of the preceding two years. A material fine is deemed to occur if the amount of the fine exceeds $25,000 in any one instance or $100,000 in the aggregate for the year.

(4)
The actual bonus attributable to each performance goal could have ranged from 0 to 150% of the portion of the target bonus amount allocated to that goal as described above. If the actual level of attainment of any such performance goal was between two of the designated levels, then the bonus potential with respect to that goal would be interpolated on a straight-line basis.

2016 Fiscal Year Bonuses for the Other Named Executive Officers: The actual bonus amount that any other named executive officer could have earned for the 2016 fiscal year ranged from 0 to 200 percent of his target bonus based on the Corporation's performance and the Committee's assessment of the named executive officer's individual performance for such year. The actual percentage within that range was to be determined as follows: (i) up to 150 percent of the target bonus could be earned, weighted 50 percent for the Corporation's performance and 50 percent for individual performance; and (ii) an additional 50 percent could be earned for exceptional individual performance.
The Corporation's performance was measured in terms of capital additions, environmental compliance and the attainment of certain operational goals, utilizing the same target for each such goal that was in effect for the CEO's 2016 fiscal year bonus, as summarized in the table above. However, the bonus potential for individual performance goals established for each of the other named executive officer (summarized below) was not pre-allocated in distinct dollar segments among those various individual goals, and the attainment of one or more of those goals did not guarantee that a named executive officer would be awarded any specific bonus amount. Rather, the portion of actual bonus amount payable for the 2016 fiscal year related to the individual goals for each of the other named executive officers was to be determined solely in the Committee's discretion based on its assessment of the named executive officer's individual performance measured against the achievement of specific individual operational goals or completion of specific projects or initiatives.
The table below summarizes the principal individual goals that the Committee set for the 2016 fiscal year for each of the other named executive officers:

Name	Title	Goals
Andrew R. Gere	President and Chief Operating Officer of SJWC
- Optimize water operations and distribution processes
- Develop comprehensive, diversified water supply plan
- Ensure timely completion of approved capital budget/projects
- Ensure effective water quality control and environmental compliance

Palle L. Jensen	Senior Vice President of Regulatory Affairs of SJWC
- Optimize regulatory functions, proceedings and outcomes
- Ensure timely recovery of necessary operating costs and capital investments
- Establish/maintain effective regulatory and government relations
- Implement customer communications plan and other strategic customer service initiatives

James P. Lynch	Chief Financial Officer and Treasurer
- Optimize operating company and corporate cost structures
- Develop and execute financial plan/budgets to achieve targeted results
- Execute investor relations and communications plan
- Optimize and execute real estate investment strategy

Andrew F. Walters	Chief Administrative Officer of SJWC
- Execute business development and growth strategy, including development of diversified water supply
- Evaluate and execute targeted corporate transactions and strategic opportunities
- Ensure organizational alignment with strategic plan/key performance indicators
- Develop and execute Human Resources and Information Technology strategic plans

In February 2017, the Committee determined, on the basis of the Corporation's performance in relation to the performance criteria listed above for the Corporation and the executive officer's individual performance, that bonuses for the 2016 fiscal year should be paid to the above-listed named executive officers in amounts ranging from 114 to 164 percent of target based on (i) reaching 127.5 percent of the target allocated to the Corporation's performance goals, (ii) reaching between 100 and 150 percent of the target allocated to individual performance goals for each of Messrs. Gere, Jensen, Lynch and Walters, and (iii) an additional 25 percent of target for Messrs. Lynch and Walters for exceptional individual performance. In addition, the Committee authorized a special bonus for each such named executive officer in the amount of $2,500 in recognition of exemplary efforts by such named executive officers during 2016 in connection with the management of the California drought. The table below sets forth the fiscal year 2016 annual bonus targets and actual bonus payout amounts for each of those named executive officers on the basis of the performance criteria listed above (excluding the special $2,500 bonus):

Name	Title	2016 Target Bonus ($)	2016 Target Bonus (% Salary)	2016 Actual Bonus ($)	2016 Actual Bonus (% Target Bonus)
Andrew R. Gere	President and Chief Operating Officer of SJWC	$90,000	25%	$102,353	114%
Palle L. Jensen	Senior Vice President of Regulatory Affairs of SJWC	$106,000	31%	$147,049	139%
James P. Lynch	Chief Financial Officer and Treasurer	$100,000	24%	$163,725	164%
Andrew F. Walters	Chief Administrative Officer of SJWC	$93,000	26%	$152,264	164%
Equity Compensation
A significant portion of each named executive officer's compensation is provided in the form of long-term incentive equity awards under the Corporation's Long-Term Incentive Plan ("LTIP"). Long-term incentive awards are typically made to executive officers in the form of RSUs covering shares of the Corporation's common stock. The Committee believes that RSUs are important to encourage the retention of the executive officers and will help to advance the stock ownership guidelines the Committee has established for the executive officers. RSUs are less dilutive to stockholders than traditional option grants in terms of the number of shares issuable under those RSU awards and provide a more direct correlation between the compensation cost the Corporation must record for financial accounting purposes and the value delivered to the executive officers. In addition, RSUs continue to have value even in periods of declining stock prices and thereby serve as an important retention tool and also provide a less risky equity compensation program than that associated with option grants that only have value to the extent the price of the underlying stock appreciates over the option term.
The RSUs granted to date have vesting schedules that provide a meaningful incentive for the executive officer to remain in the Corporation's service. In addition, a substantial portion of the CEO's equity grants historically and the other named executive officers' equity grants since 2015 have been performance-vesting RSUs in order to link a greater percentage of their compensation to stockholder return. Effective with the equity awards granted to the CEO under his amended employment agreement and the equity awards granted to the other named executive officers in the 2015 and 2016 fiscal years, leveraged RSUs are also used to payout at increasing rates based on the level of attainment of the specified performance goals.
The Committee has followed a grant practice of tying regular-cycle equity awards to its annual year-end review of individual performance and its assessment of the Corporation's performance for that year. Accordingly, equity awards are typically made to the named executive officers on an annual basis with the service-vesting RSUs granted effective the first business day of the fiscal year and the performance-vesting RSUs generally granted the first month of the fiscal year.

2016 Fiscal Year Grants to CEO: On January 26, 2016, the CEO was granted an award of RSUs covering 6,639 shares of the Corporation's common stock in accordance with the terms of his amended employment agreement. The RSUs vested based on the attainment of a performance goal based on return on equity ("ROE") measured over the 2016 calendar year period and continued service through December 31, 2016. The ROE goal was 8.83 percent. The Committee set the ROE goal at a challenging level that was consistent with the Company’s business plan for long-term growth and shareholder return. Based on a return on equity of 13.25 percent for the 2016 calendar year, the award vested in full.
On August 4, 2014, Mr. Roth was granted a performance-based RSU award that vests based on relative total shareholder return measured from August 4, 2014 to December 31, 2017 and a service-based RSU award that vests in equal annual installments over the three-year period measured from January 1, 2015 to December 31, 2017, pursuant to his amended employment agreement.
None of the RSU awards granted to Mr. Roth in 2014, 2015 and 2016 include dividend equivalent rights.
2016 Fiscal Year Grants to the Other Named Executive Officers: On January 4, 2016, Messrs. Gere, Jensen, Lynch and Walters were each granted RSUs covering an aggregate number of shares of the Corporation's common stock specified below that vest in three equal installments upon completion of each year of service over the three-year period measured from the grant date. The RSU awards do not include dividend equivalent rights.
In addition, on January 26, 2016, Messrs. Gere, Jensen, Lynch and Walters were each granted performance-based RSUs covering the target number of shares specified below. Each such performance-based award vested based on the level of achievement of a performance goal based on ROE measured over the 2016 calendar year period and continued service through December 31, 2016. The ROE goals for the awards at threshold, target and maximum levels were 7.85 percent, 8.83 percent and 9.81 percent, respectively. The corresponding number of shares issuable to an individual under each such performance-based award was 50 percent, 100 percent, and 150 percent of the target number of shares specified for such individual at threshold, target and maximum levels of performance, respectively, and no shares would have been issued if the minimum threshold level of performance had not attained.
The chart below indicates the number of shares of the Corporation's common stock underlying the RSU awards granted to the named executive officers other than the CEO in January 2016. No other equity awards were granted to them during the 2016 fiscal year:

Name	Title	Number of Shares subject to Service RSU Award (1)	Target Number of RSUs for ROE Award (1)
Andrew R. Gere	President and Chief Operating Officer of SJWC	2,858	1,190
Palle L. Jensen	Senior Vice President of Regulatory Affairs of SJWC	2,858	1,190
James P. Lynch	Chief Financial Officer and Treasurer	3,048	1,272
Andrew F. Walters	Chief Administrative Officer of SJWC	2,858	1,190
______________

(1)
The aggregate number of shares underlying the service-based RSUs granted to Messrs. Gere, Jensen and Walters on January 4, 2016 was determined by dividing $84,000 by $29.40, the closing selling price of the Corporation's common stock on the January 4, 2016 grant date of the award. The aggregate number of shares underlying the performance-based RSUs granted to Messrs. Gere, Jensen and Walters on January 26, 2016 was determined by dividing $36,000 by $30.27, the closing selling price of the Corporation's common stock on the January 26, 2016 grant date. The aggregate number of shares underlying the service-based RSUs granted to Mr. Lynch on January 4, 2016 was determined by dividing $89,600 by $29.40, the closing selling price of the Corporation's common stock on the January 4, 2016 grant date. The aggregate number of shares underlying the performance-based RSUs granted to Mr. Lynch on January 26, 2016 was determined by dividing $38,500 by $30.27, the closing selling price of the Corporation's common stock on the January 26, 2016 grant date.

Based on a return on equity of 13.25 percent for calendar year 2016, Messrs. Gere, Jensen, Lynch and Walters vested in 1,785, 1,785, 1,908 and 1,785 shares of common stock, respectively, under the ROE awards.
Executive Benefits and Perquisites
The named executive officers are provided with certain market competitive benefits and perquisites. It is the Committee's belief that such benefits are necessary for the Corporation to remain competitive and to attract and retain top caliber executive officers, since such benefits are commonly provided by peer group companies.
Retirement Benefits: Executive officers are eligible to receive retirement benefits under San Jose Water Company's Retirement Plan, a tax-qualified defined benefit plan covering a broad spectrum of the Corporation's employees. Executive officers hired before March 31, 2008 are eligible to receive additional retirement benefits under the Executive Supplemental Retirement Plan ("SERP"), and executive officers hired on or after March 31, 2008 are eligible to receive retirement benefits under the Cash Balance Executive Supplemental Retirement Plan ("Cash Balance SERP"). Both of those plans are non-qualified plans in which only senior officers and other designated members of management may participate, and such individuals remain general creditors of San Jose Water Company with respect to their accrued benefits under those plans. A description of the plans and the benefits payable to each named executive officer upon retirement is set forth in the Pension Benefits table and the accompanying narrative that appears later in this proxy statement.
The pension benefits payable to the executive officers under the SERP will increase in correlation with increases in their compensation levels and years of service. However, the present value of each executive officer's accrued pension benefit under the SERP will not only reflect such increases, but will also fluctuate from year to year based on the mortality tables and the interest rate used to discount anticipated future payments so that when interest rates decrease for example, the present value associated with the underlying benefit may increase.
Messrs. Lynch and Walters commenced employment with the Corporation after March 31, 2008 and accordingly participate in the Cash Balance SERP. Under that plan, each participant will receive compensation credits and interest credits on a quarterly basis to the book account maintained for him or her under the plan. The amount of the compensation credit each quarter will be tied to his or her compensation for that quarter and his or her years of credited service, and the percentage of compensation to be credited on such quarterly basis will increase as the participant's years of credited service increase. For Mr. Lynch, the percentage of compensation credited to his Cash Balance SERP account for the first 20 years of credited service will be at 15 percent of his quarterly compensation in lieu of the lower percentage levels in effect for other participants, and he vested in his accrued benefit under such plan after three years of service instead of the regular 10-year vesting schedule in effect for the other participants. Mr. Walters also vested in his accrued benefit under such plan after three years of service.
For further information concerning the SERP and the Cash Balance SERP, please see the section entitled "Pension Benefits" that appears later in this proxy statement.
Broad-Based Employee Benefit Plans: Executive officers are also eligible to participate in San Jose Water Company's Salary Deferral Plan, a tax-qualified 401(k) defined contribution plan. San Jose Water Company matches up to four percent of each participant's contributions, subject to certain statutory limits. Such plan is open to all employees and officers under the same terms and conditions.
Elective Deferral: The named executive officers and certain other highly compensated employees may participate in San Jose Water Company's Special Deferral Election Plan pursuant to which eligible participants may defer up to 50 percent of their base salary and up to 100 percent of their bonus or other incentive compensation. The deferred amounts are credited with a fixed rate of interest, compounded semi-annually and reset at the beginning of each calendar year at the lower of (i) the then current 30-year long-term borrowing cost of funds to San Jose Water Company (or the equivalent thereof), as measured as of the start of such calendar year, or (ii) 120 percent of the long-term Applicable Federal Rate determined as of the start of such calendar year and based on semi-annual compounding. A description of the plan and the amounts deferred thereunder are set forth in the section entitled "Non-Qualified Deferred Compensation," which appears later in this proxy statement.

Other Benefits and Perquisites: All administrative employees, including executive officers, are eligible to receive standard health care, disability, life and travel insurance, and professional development benefits. In addition, the Corporation provides certain executives from time to time with (i) vehicles for business use and personal commutes, and (ii) club memberships. The Corporation also purchases season tickets to sporting and cultural events which the CEO and other executive officers and personnel of the Corporation may use for non-business purposes on occasions. The Corporation does not provide tax gross-ups for any imputed income in connection with providing those particular benefits and perquisites.
Risk Assessment
The Committee, with the input and assistance of the Corporation's Human Resources Department, reviewed the various compensation programs maintained by the Corporation and its subsidiaries to determine whether any of those programs, including those maintained for the named executive officers, encouraged excess risk taking that would create a material risk to the Corporation's economic viability. Based on that review and the fact that the Corporation operates in a heavily-regulated environment, the Committee concluded it was not reasonably likely that any of the Corporation's compensation programs, including the executive officer compensation programs, would have a material adverse effect upon the Corporation. For further information concerning the overall compensation risk assessment process, please see the section to this proxy statement entitled "Executive Compensation and Related Information - Risk Assessment of Compensation Policies and Practices," which appears later in this proxy statement.
Executive Severance Plan and Severance Programs
Executive Severance Plan: The Corporation maintains an Executive Severance Plan under which the CEO and the other named executive officers will become entitled to certain severance benefits on a so-called double trigger basis in the event their employment were to terminate under certain defined circumstances in connection with a change in control of the Corporation. Accordingly, such benefits would be triggered in connection with such a change in control only if the executive officer's employment is terminated by the Corporation other than for good cause or such executive officer resigns in connection with (i) a significantly adverse change in the nature or the scope of his or her authority or overall working environment, (ii) the assignment of duties materially inconsistent with his or her present duties, responsibilities or status, (iii) a reduction in the sum of his or her base salary and target bonus, or (iv) a relocation of his or her principal place of employment by 55 miles or more.
The Executive Severance Plan is designed to serve two primary purposes: (i) encourage the executive officers to remain in the Corporation's employ in the event of an actual or potential change in control transaction; and (ii) align the interests of the Corporation's executive officers with those of the stockholders by enabling the executive officers to consider transactions that are in the best interests of the stockholders and provide opportunities for the creation of substantial stockholder value without undue concern over whether those transactions may jeopardize their employment or their existing compensation arrangements.
The Executive Severance Plan also allows the Corporation to maintain a standard set of severance benefits for new and existing executive officers and limit the instances where one-off arrangements will be negotiated with individual executive officers.
Based on the foregoing considerations and the many years of service that most of the executive officers have rendered to the Corporation, the Committee believes that the benefits provided under the Executive Severance Plan, including any tax gross-up payment to cover the parachute payment taxes the executive officers may incur under the federal tax laws with respect to one or more severance benefits provided under the plan, have been set at a fair and reasonable level and appropriately balance the respective interests of the various stakeholders.
For further information regarding the Executive Severance Plan and the severance benefits provided thereunder, please see the section entitled "Employment Agreements, Termination of Employment and Change in Control Arrangements" that appears later in this proxy statement.

Severance Benefits for Mr. Roth and Mr. Lynch: Pursuant to the terms of his original employment agreement, Mr. Roth will become entitled to severance benefits should his employment terminate under certain defined circumstances in the absence of a change in control. Mr. Lynch will, as part of his negotiated compensation package with the Corporation, become entitled to severance benefits should his employment terminate under certain defined circumstances in the absence of a change of control. The Committee believes that such protections are typical for chief executive officers and chief financial officers in the peer group companies. For further information concerning Mr. Roth's and Mr. Lynch's potential severance benefits, see the section entitled "Employment Agreements, Termination of Employment and Change in Control Arrangements" that appears later in this proxy statement.
Executive Officer Security Ownership Guidelines
In 2006, the Committee established a policy requiring named executive officers to achieve specific security ownership guidelines within five years. The Committee believes that such a policy is consistent with its philosophy of encouraging executive officer stock ownership and will serve to further align the interests of the executive officers with those of stockholders. Pursuant to the policy, executive officers are expected to own shares of the Corporation's common stock with an aggregate value equal to two times the annual base salary for the CEO and one times the annual base salary for the other named executive officers. Shares of the Corporation's common stock owned outright, shares underlying RSUs, and shares underlying deferred stock units, including deferred shares resulting from dividend equivalent rights, all count as shares owned for purposes of the guideline. Until the guideline is met, each executive is required to hold any shares of the Corporation's common stock issued upon the vesting of RSUs (net of any shares withheld or sold to cover statutory withholding taxes and other applicable taxes). As of December 30, 2016, all the named executive officers had complied with the policy. The following table shows each named executive officer's stock ownership as of December 30, 2016:

Name	Title	Security Ownership ($)(1)	Security Ownership Guideline ($)(2)
W. Richard Roth	President, Chief Executive Officer and Chairman of the Board	$15,449,081	$1,476,800
Andrew R. Gere	President and Chief Operating Officer of SJWC	$744,702	$365,000
Palle L. Jensen	Senior Vice President of Regulatory Affairs of SJWC	$771,908	$344,000
James P. Lynch	Chief Financial Officer and Treasurer	$1,220,644	$410,000
Andrew F. Walters	Chief Administrative Officer of SJWC	$553,250	$357,000
_______________

(1)
This amount is calculated by multiplying (i) the sum of the shares of the Corporation's common stock actually owned, the shares underlying RSUs and shares underlying deferred stock units, including deferred shares resulting from dividend equivalent rights, by (ii) $55.98, the closing selling price of the common stock on December 30, 2016.

(2)	This amount is equal to two times the base salary in effect for the CEO for the 2016 fiscal year and one times the base salary in effect for the other named executive officers for such year.
Policy Governing Hedging and Pledging of Common Stock
The Corporation has adopted policies that preclude the executive officers and certain employees and other individuals, including family members residing in the same household, from engaging in hedging or monetization transactions in the Corporation's common stock such as put and call options and short sales and from pledging the Corporation's common stock or holding such stock in margin accounts. Accordingly, the executive officers bear the full risk of economic loss, like any other stockholder, with respect to their equity holdings, whether in the form of actual shares of the Corporation's common stock or RSUs that will convert into such shares following the satisfaction of the applicable vesting requirements.

IRC Section 162(m) Compliance
As a result of Section 162(m) of the Internal Revenue Code, publicly-traded companies such as the Corporation are not allowed a federal income tax deduction for compensation paid to the CEO and the three other highest paid executive officers (other than the Chief Financial Officer) to the extent that such compensation exceeds one million dollars per officer in any one year and does not otherwise qualify as performance-based compensation. The Corporation's LTIP is structured so that compensation deemed paid to an executive officer in connection with the exercise of stock options should qualify as performance-based compensation that is not subject to the one million dollar limitation. In addition, RSUs with performance-vesting goals tied to one or more of the performance criteria approved by the stockholders under the LTIP may also be structured to qualify as performance-based compensation for Section 162(m) purposes. However, RSUs subject only to service-vesting requirements will not qualify as such performance-based compensation. Other awards made under the LTIP may or may not so qualify.
In establishing the cash and equity incentive compensation programs for the executive officers, it is the Committee's view that the potential deductibility of the compensation payable under those programs should be only one of a number of relevant factors taken into consideration, and not the sole governing factor. For that reason, the Committee may deem it appropriate to continue to provide one or more executive officers with the opportunity to earn incentive compensation, including cash bonus programs tied to the Corporation's financial performance and RSU awards, which may be in excess of the amount deductible by reason of Section 162(m) or other provisions of the Internal Revenue Code. It is the Committee's belief that cash and equity incentive compensation must be maintained at the requisite level to attract and retain the executive officers essential to the Corporation's financial success, even if all or part of that compensation may not be deductible by reason of the Section 162(m) limitation.

Summary Compensation Table
The following table provides certain summary information concerning the compensation earned for services rendered in all capacities to the Corporation and its subsidiaries for the fiscal years ended December 31, 2014, December 31, 2015, and December 31, 2016 by the Corporation's Chief Executive Officer, the Chief Financial Officer, and the Corporation's other most highly compensated executive officers whose total compensation for the 2016 fiscal year was in excess of $100,000 and who were serving as executive officers at the end of the 2016 fiscal year. No executive officers who would have otherwise been includable in such table on the basis of total compensation for the 2016 fiscal year have been excluded by reason of their termination of employment or change in executive status during that year. The listed individuals shall be hereinafter referred to as the "named executive officers."

Name and Principal Position	Year	Salary ($)(1)		Bonus ($)(1)(2)	Stock Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(1)(4)	Change in Pension Value ($)		All Other Compen- sation ($)(8)	Total ($)
W. Richard Roth	2016	$738,400		—	$195,585	$235,365	$329,818	(6)	$18,978	$1,518,146
President, Chief Executive Officer and Chairman of the Board of SJW Group	2015	$710,000		—	$228,116	$230,927	$380,200	(7)	$19,883	$1,569,126
	2014	$676,000		—	$1,204,635	$253,500	$1,138,973	(7)	$28,826	$3,301,934

Andrew R. Gere	2016	$354,212	(5)	$47,500	$112,280	$57,353	$491,113	(6)	$17,051	$1,079,509
President and Chief Operating Officer of San Jose Water Company (appointed Chief Operating Officer on April 29, 2015)	2015	$271,969	(5)	$32,500	$47,146	$38,591	$127,955	(7)	$18,346	$536,507

Palle L. Jensen	2016	$344,000		$82,000	$112,280	$67,549	$478,750	(6)	$12,431	$1,097,010
Senior Vice President of Regulatory Affairs of San Jose Water Company	2015	$330,000		$76,700	$106,825	$68,177	$399,781	(7)	$11,924	$993,407
	2014	$293,692		$22,500	$101,572	$101,250	$1,162,298	(7)	$13,023	$1,694,335

James P. Lynch	2016	$410,000		$102,500	$119,830	$63,725	$108,048	(6)	$23,052	$827,155
Chief Financial Officer and Treasurer of SJW Group	2015	$403,000		$66,250	$124,291	$54,670	$91,884	(7)	$23,594	$763,689
	2014	$403,000		$21,250	$101,572	$95,625	$131,271	(7)	$23,197	$775,915

Andrew F. Walters	2016	$357,000		$95,500	$112,280	$59,264	$56,666	(6)	$15,913	$696,623
Chief Administrative Officer of San Jose Water Company (beginning January 31, 2014)	2015	$357,000		$42,000	$106,825	$50,811	$53,143	(7)	$32,189	$641,968
	2014	$316,862		$46,042	$101,470	$72,188	$43,530	(7)	$7,742	$587,834

_______________

(1)
Includes amounts deferred under (i) San Jose Water Company's Special Deferral Election Plan, a non-qualified deferred compensation plan for officers and other select management personnel and (ii) San Jose Water Company's Salary Deferral Plan, a qualified deferred compensation plan under section 401(k) of the Internal Revenue Code.

(2)
Represents the portion of the annual bonus paid at the discretion of the Committee based on a subjective assessment of individual performance goals (including the special $2,500 bonus). In the Summary Compensation Table included in the proxy statement filed in 2014, the entire annual bonus for the named executive officers other than the CEO was reported in the Bonus column. However, we believe that the portion of the annual bonus that is payable based on attainment of objective corporate performance goals should be reported in the Non-Equity Incentive Compensation column. Accordingly, the amount of the bonus payable based on attainment of the corporate performance goals is now reported in the Non-Equity Incentive Compensation table. For Mr. Walters in 2014, also includes a special $30,000 bonus received in connection with the commencement of his employment pursuant to the terms of his offer letter.

(3)
The dollar amount reported in the Stock Awards column is equal to the aggregate grant-date fair value of the time-based and performance-based restricted stock unit awards made during each reported fiscal year, calculated in accordance with FASB ASC Topic 718, without taking into account any estimated forfeitures related to service-vesting conditions. The assumptions used in the calculation of the FASB ASC Topic 718 grant-date fair value of each such award are set forth in Note 11 to the Corporation's consolidated financial statements included in its annual report on Form 10-K for the 2016 fiscal year. For time-based restricted stock unit awards, the grant date fair value was determined using the closing share price of the Corporation's common stock on the date of grant, as appropriately discounted to reflect the lack of dividend equivalent rights. For the performance-based restricted stock unit awards, the grant-date fair value is calculated based on the probable outcome of the attainment of the respective pre-established performance objectives as of the grant date at 100% of target, as appropriately discounted to reflect the lack of dividend equivalent rights. The grant-date fair values of the 2016 performance-based awards at target and assuming maximum attainment of the performance goal are as follows:

	Grant Date Fair Value at Target Attainment	Grant Date Fair Value at Maximum Attainment
W. Richard Roth	$195,585	$195,585
Andrew R. Gere	$35,057	$52,586
Palle L. Jensen	$35,057	$52,586
James P. Lynch	$37,473	$56,210
Andrew F. Walters	$35,057	$52,586
For further information concerning the time-based and performance-based restricted stock unit awards, see the section below entitled "Grants of Plan-Based Awards." Mr. Roth is credited with shares of deferred stock, and a number of those deferred shares include dividend equivalent rights. The phantom dividends that accumulate each year on those deferred shares pursuant to such dividend equivalent rights are converted into additional deferred shares. However, since the dividend equivalent rights were factored into the original grant-date fair value of Mr. Roth's deferred shares, no further amounts are reported in this column with respect to the additional deferred shares attributable to the phantom dividends that accumulated during the fiscal year as a result of those dividend equivalent rights. The phantom dividends for the 2016 fiscal year were converted on January 3, 2017 into an additional 2,223 deferred shares for Mr. Roth. Such deferred shares had a fair market value of $124,444 on December 31, 2016 based on the $55.98 closing selling price of the Corporation's common stock on December 30, 2016, the last trading day in the 2016 fiscal year.

(4)	Represents the portion of the annual bonus based on the level of attainment of corporate performance goals.

(5)
Mr. Gere's base salary was increased to $280,000 in connection with his appointment as Chief Operating Officer of San Jose Water Company in April 2015. Mr. Gere's base salary was increased to $365,000 in connection with his appointment as President and Chief Operating Officer of San Jose Water Company in March 2016.

(6)
Consists solely of the change in the actuarial present value of each named executive officer's accrued pension benefits recorded for the 2016 fiscal year. The present value increased for each of Messrs. Roth, Gere, Jensen, Lynch and Walters above the present value at the close of fiscal year 2015. The present value for each of the accrued pension benefit fluctuates from year-to-year based on additional years of service, changes in compensation and increased age. In addition, such fluctuations may also occur due to the interest rate used to discount anticipated future payments so that when interest rates decrease for example, the present value associated with the underlying benefit may increase. The table below indicates the actuarial present value of the pension benefits accrued as of the close of the 2016 and 2015 fiscal years, respectively, by each named executive officer. For the 2016 fiscal year calculations, the discount rates applied were 4.04% for the Retirement Plan and 3.84% for the Executive Supplemental Retirement Plan ("SERP") and Cash Balance Executive Supplemental Retirement Plan ("Cash Balance SERP"). For the 2015 fiscal year calculations the discount rates applied were 4.24% for the Retirement Plan and 3.95% for the SERP and Cash Balance SERP. The mortality rate tables used for the 2016 year are described as follows: the RP-2014 Mortality Table basis adjusted to 2006, published by The Society of Actuaries, with projection scale MP-2016 Mortality Improvement Scale and for the 2015 fiscal year was the RP-2014 Mortality Table basis, published by the The Society of Actuaries, with projection scale MP-2014 Mortality Improvement Scale. Messrs. Lynch and Walters' Cash Balance SERP benefit is based on a contribution rate of 15% and 10%, respectively, of their quarterly compensation (as defined in the plan), offset by a portion of their accrued benefit under the Retirement Plan.

Actuarial Present Value of Retirement Benefits	W. Richard Roth	Andrew R. Gere	Palle L. Jensen	James P. Lynch	Andrew F. Walters
Accrued as of the close of the 2016 fiscal year	$7,713,025	$1,688,702	$3,163,566	$568,737	$153,339
Accrued as of the close of the 2015 fiscal year	$7,383,207	$1,197,589	$2,684,816	$460,689	$96,673
Change in Pension Value	$329,818	$491,113	$478,750	$108,048	$56,666

(7)
Consists solely of the change in the actuarial present value of each named executive officer's accrued pension benefits recorded for each of the 2015 and 2014 fiscal years. For further information concerning the pension benefits, see the section below entitled "Pension Benefits."

(8)
Consists of the following amounts for each of the named executive officers: (i) club memberships; (ii) personal use of company vehicle; and (iii) 401(k) employer match made on such individual's behalf.

For the Year Ended December 31, 2016

Description	W. Richard Roth	Andrew R. Gere	Palle L. Jensen	James P. Lynch	Andrew F. Walters
Club Memberships	$3,300	—	—	$8,584	$2,500
Personal Use of Company Vehicle	$5,317	$6,729	$1,978	$3,868	$2,978
401(k) Employer Match	$10,361	$10,322	$10,453	$10,600	$10,435
Total	$18,978	$17,051	$12,431	$23,052	$15,913

Grants of Plan-Based Awards
The following table provides certain summary information concerning each grant of an award made to a named executive officer in the 2016 fiscal year under a compensation plan:

Name	Grant Date	Date of Pre- Authori- zation	Potential Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards					All Other Stock Awards: Number of Shares of Stock or Units (#)		Grant Date Value (5)
			Thre- shold ($)	Target ($)	Maxi- mum ($)	Thre- shold (#)	Target (#)		Maxi- mum (#)
W. Richard Roth	—	—	$92,300	$184,600	$276,900	—	—		—		—		—
	1/26/2016	—	—	—	—	—	6,639	(2)	—		—		$195,585
Andrew R. Gere	—	—	$22,500	$45,000	$67,500	—	—		—		—		—
	1/4/2016	10/27/2015	—	—	—	—	—		—		2,858	(3)	$77,223
	1/26/2016	—	—	—	—	595	1,190		1,785	(4)	—		$35,057
Palle L. Jensen	—	—	$26,500	$53,000	$79,500	—	—		—		—		—
	1/4/2016	10/27/2015	—	—	—	—	—		—		2,858	(3)	$77,223
	1/26/2016	—	—	—	—	595	1,190		1,785	(4)	—		$35,057
James P. Lynch	—	—	$25,000	$50,000	$75,000	—	—		—		—		—
	1/4/2016	10/27/2015	—	—	—	—	—		—		3,048	(3)	$82,357
	1/26/2016	—	—	—	—	636	1,272		1,908	(4)	—		$37,473
Andrew F. Walters	—	—	$23,250	$46,500	$69,750	—	—		—		—		—
	1/4/2016	10/27/2015	—	—	—	—	—		—		2,858	(3)	$77,223
	1/26/2016	—	—	—	—	595	1,190		1,785	(4)	—		$35,057
_______________

(1)
Reflects potential payouts under the annual bonus program tied to attainment of corporate performance goals; the entire bonus for the CEO was tied to the attainment of these goals; a portion of the bonus for the other named executive officers was also tied to attainment of individual performance and is not included in this column with the actual amount paid based on individual performance reported in the Bonus column in the Summary Compensation Table. Each potential level of payout based on the corporate performance goals was tied to the level at which San Jose Water Company attained the performance goals for the 2016 fiscal year established by the Executive Compensation Committee. The goals were tied to a capital additions objective, environmental compliance and designated operational goals based on key water industry objectives. The capital additions objective was attained at the maximum level, the environmental compliance goal was attained at the maximum level and the operational goals were attained between the threshold and target levels, resulting in an actual bonus to Mr. Roth in the dollar amount of $235,365 or 127.5% of his target bonus for the year and $57,353, $67,549, $63,725, and $59,264 for Messrs. Gere, Jensen, Lynch and Walters, respectively, representing 127.5% of their target allocated to the corporate goals. These amounts are reported in the Non-Equity Incentive Compensation column in the Summary Compensation Table.

(2)
On January 26, 2016, Mr. Roth was granted an award of restricted stock units under the Corporation's Long-Term Incentive Plan covering 6,639 shares of the Corporation’s common stock in accordance with the terms of his amended employment agreement. The restricted stock units vest based on the attainment of a performance goal based on return on equity ("ROE") measured over the 2016 calendar year period and continued service through December 31, 2016. The ROE goal was 8.83% and no shares would have been issued if such ROE goal was not attained. Based on an ROE of 13.25% for the 2016 calendar year, 6,639 shares of the Corporation's common stock were issued to Mr. Roth on February 28, 2017 (a portion of which were withheld to cover applicable withholding taxes). The restricted stock units do not include dividend equivalent rights.

(3)
On January 4, 2016, Messrs. Gere, Jensen, Lynch and Walters were each awarded service-based restricted stock units under the Corporation's Long-Term Incentive Plan. Each restricted unit entitles the officer-recipient to receive one share of the Corporation's common stock on the applicable vesting date of that unit. The restricted stock units vest in a series of three successive equal annual installments upon the officer's completion of each year of service with the Corporation over the three-year period measured from the award date (January 4, 2016). The units will vest in full, and the underlying shares will become immediately issuable, on an accelerated basis if (i) the officer's service terminates by reason of death or disability or (ii) the officer is involuntarily terminated other than for good cause, or resigns for good reason, within 24 months after a change in control. Immediate vesting will also occur in the event there is a change in control of the Corporation in which the units are not assumed or otherwise continued in effect. The restricted stock units do not provide the officer with dividend equivalent rights. A portion of the vested shares which become issuable under the units will be withheld by the Corporation to cover the applicable withholding taxes.

(4)
On January 26, 2016, Messrs. Gere, Jensen, Lynch and Walters were each granted performance based restricted stock units under the Corporation's Long-Term Incentive Plan covering the target number of shares specified in the table. Each such performance based award will vest based on the level of achievement of a performance goal based on ROE measured over the 2016 calendar year period and continued service through December 31, 2016. The ROE goal for the awards at threshold, target, and maximum levels were 7.85%, 8.83% and 9.81%, respectively. The maximum number of shares issuable to an individual under each such performance-based award was 150% of the target number of shares specified for such individual and no shares would have been issued if the minimum threshold level of performance was not attained. Based on an ROE of 13.25% for the 2016 calendar year, the maximum number of shares were issued to each officer on February 28, 2017 (a portion of which were withheld to cover applicable withholding taxes).

(5)
The grant-date value is calculated in accordance with FASB ASC Topic 718, and accordingly determined on the basis of the closing selling price per share of the Corporation's common stock on the applicable grant date, as appropriately discounted to reflect the lack of dividend equivalent rights. For the performance-based restricted stock unit awards, the grant-date fair value is calculated based on the probable outcome of the attainment of the pre-established performance objectives as of the grant date at 100% of target. The reported grant-date value does not take into account any estimated forfeitures relating to service-vesting conditions.

2016 Annual Bonus Program
In January 2016, the Executive Compensation Committee set the bonus potential for the named executive officers for the 2016 fiscal year. The dollar amount of that bonus for Mr. Roth was tied to the level at which San Jose Water Company attained the performance goals for the 2016 fiscal year established by the Executive Compensation Committee. The goals were tied to a stated capital addition objective, environmental compliance and designated operational objectives based on key water industry objectives. At threshold level attainment, Mr. Roth's bonus potential was set at $92,300 (12.5 percent of base salary); for target level attainment, the bonus potential was $184,600 (25 percent of base salary); and at above-target level attainment, the applicable bonus potential was $276,900 (37.5 percent of base salary). The actual bonus amount could accordingly vary from 0 to 150 percent of the target bonus amount based on the level at which the various performance goals were attained. The actual bonus amount that any other named executive officer could have earned for the 2016 fiscal year ranged from 0 to 200 percent of his target bonus based on the Corporation's performance and the Committee's assessment of the named executive officer's individual performance for such year. The actual percentage within that range was to be determined as follows: (i) up to 150 percent of the target bonus could be earned, weighted 50 percent for the Corporation's performance and 50 percent for individual performance; and (ii) an additional 50 percent could be earned for exceptional individual performance. Further information concerning the bonus program established for Mr. Roth and the other named executive officers is set forth in the Compensation Discussion & Analysis that appears earlier in the proxy statement.

Risk Assessment of Compensation Policies and Practices
The Executive Compensation Committee, with input and assistance from the Human Resources Department, undertook a substantial review of the various compensation programs, policies and practices maintained by the Corporation and its subsidiaries for the executive officers and other employees throughout the organization to determine whether any of those programs, policies and practices encouraged excess risk taking that would create a material risk to the Corporation's economic viability. As part of that process, the Executive Compensation Committee reviewed a detailed inventory of the Corporation's compensation plans and programs prepared by the Human Resources Department in which the principal features of each plan were summarized, the potential risk factors (if any) associated with each plan were identified and the mitigation factors designed to address those risks were described. Based on that review and the fact that as public utilities the Corporation's wholly-owned subsidiaries, San Jose Water Company and SJWTX, Inc., operate in a heavily-regulated environment, the Executive Compensation Committee concluded it was not reasonably likely that any of the compensation programs, policies and practices of the Corporation or its subsidiaries, whether individually or in the aggregate, would have a material adverse effect upon the Corporation. In reaching such conclusion, the Executive Compensation Committee took into account the following factors, including factors specifically analyzed in terms of the compensation programs, policies and practices for the Corporation's executive officers:

•
The overall compensation structure is applied uniformly throughout the Corporation and its subsidiaries, with the only major exception relating to the equity component of that compensation structure. Equity compensation (other than through participation in the Corporation's broad-based employee stock purchase plan) has historically been granted only to officers of the Corporation or its subsidiaries and is currently provided in the form of restricted stock units that vest incrementally over their period of continued service or the attainment of specified performance goals over their period of continued service. Neither the Corporation nor its subsidiaries have any material compensation arrangements that are unique to any business unit or that otherwise depart significantly from the general uniformity of the overall compensation structure throughout the organization.

•
For most of the employee base, compensation is primarily in the form of base salary. Certain employees, other than the officers, are also eligible to receive cash bonuses with target levels tied to a fixed dollar amount generally ranging from $6,500 to $10,000 for the 2016 fiscal year. For such employees, the bonus component is tied to both financial and non-financial metrics and individual performance, and the maximum bonus that can be earned is capped between 150 to 200 percent of the target bonus.

•
Under the cash bonus program, the target bonus for the named executive officers is 25 percent of base salary for the Chief Executive Officer and a fixed dollar amount for the other executive officers generally ranging from $80,000 to $106,000 for the 2016 fiscal year, with a maximum bonus potential set at 150 percent of the target bonus for the Chief Executive Officer and 200 percent of the target bonus for the other executive officers.  One hundred percent of the Chief Executive Officer's bonus for the 2016 fiscal year is tied to performance goals that are intended to sustain stockholder value, such as capital additions, environmental compliance and the attainment of certain operational goals critical to the successful operation of the business, with such bonus potential allocated equally among these three sets of goals.  For the other named executive officers, they may earn up to 150 percent of their target bonus for the 2016 fiscal year weighted as follows: (i) 50 percent tied to the same performance goals as the Chief Executive Officer (also allocated in the same manner); and (ii) 50 percent tied to a subjective assessment of pre-specified individual goals but such amount is not pre-allocated in distinct dollar segments among the various individual goals.  The other named executive officers may earn up to an additional 50 percent of their target bonus for exceptional individual performance.  We believe this structure based on a number of different performance measures mitigates any tendency for an executive to focus exclusively on the specific financial metrics.

•
Accordingly, the overall compensation structure is not overly weighted toward short-term incentives, and by utilizing multiple performance criteria and imposing meaningful caps on the potential pay-outs under each of the short-term cash incentive programs, the Corporation has taken reasonable steps to protect against the potential of disproportionately large short-term incentives that might encourage excessive risk taking. In addition, the Corporation has an internal business risk assessment structure that identifies the major risks to the business of the Corporation and its subsidiaries and implements techniques and processes to control and mitigate those risks. Accordingly, to the extent any of the performance metrics established for the short-term incentive programs might otherwise contribute to any potential risks identified for the business, there are already procedures in place to control and limit those risks.

•
Each of the named executive officers receives equity compensation in the form of restricted stock unit awards that derive their value from the market price of the Corporation's common stock, and the value of those awards increase as the price of the common stock appreciates and stockholder value is thereby created. Accordingly, the equity component is structured to encourage long-term growth and appreciation in the value of the Corporation's business and stock price.

•
The Corporation has transitioned from stock option grants to restricted stock unit awards. This transition has mitigated the potential to encourage risk taking in the short-term due to the fact that stock options have value only if the price of the underlying shares increases and have no limit on the amount that can be realized from such potential appreciation. Restricted stock units, on the other hand, should reduce the incentive for excessive risk taking because they provide varying levels of compensation as the market price of the Corporation's common stock fluctuates over time. In addition, the service-based restricted stock unit awards vest over a period of years and this vesting element encourages the recipients of those awards to focus on sustaining the Corporation's long-term performance. Because such awards are made annually, the officers always have unvested awards outstanding that could decrease significantly in value if the business of the Corporation and its subsidiaries is not managed for the long term.

•
In connection with the negotiation of his new compensation package, the CEO was granted performance-based restricted stock units in August 2014 tied to the attainment of relative total stockholder return measured over a 41-month period. The payout under this award is capped at 200 percent of the target number of shares subject to the award. The relative nature of the performance goal, the cap on the payout and the multi-year vesting period minimize any potential risk.

•
The CEO and the other named executive officers also received performance-based restricted stock units in January 2015, April 2015, January 2016 and January 2017 tied to the attainment of return on equity and continued service over the 2015, 2016 and 2017 fiscal years, respectively. The performance goal under each award is based on the target approved by the Board and that we believe is challenging but attainable without taking excessive risk. The limited number of shares subject to the awards (ranging from 501 to 6,639 shares) and the capped payout (at 100 percent for the CEO and 150 percent for the other named executive officers) together with vesting schedules that overlap with other awards reduce the motivation to take risks in any one year.

•
Pursuant to the terms of his amended employment agreement, the CEO’s compensation is subject to recoupment as required under applicable law and regulations. In addition, any shares, cash or other property issued to the other named executive officers pursuant to their performance-based restricted stock unit awards is subject to recoupment as required under applicable laws and regulations.

•
The Corporation maintains a tax-qualified retirement plan on an employee-wide basis. The plan is divided into two components: a traditional defined benefit pension formula for employees who commenced employment with the Corporation prior to March 31, 2008 and a cash-balance pension formula for employees who commence employment on or after that date. The retirement benefit formula under such plan is based on cash compensation levels and years of credited service and, for the cash balance component, the applicable quarterly contribution rate. More detailed information concerning the benefit accrual formulas for the two components is set forth in the "Pension Benefits" section that appears later in this proxy statement. The federal tax laws impose a maximum dollar limitation on the annual retirement benefit that can be accrued under such plan and also impose certain funding obligations on the Corporation with respect to the benefits participants accrue under the plan. The Corporation periodically reviews the funding status of the plan to determine whether there would be any material risk posed by those funding obligations in relation to the current assets of the plan or its projected future contribution levels and to consider appropriate action to mitigate any identifiable risks through potential changes in plan structure or investment strategy.

•
The Corporation also maintains an Executive Supplemental Retirement Plan for certain officers and other selected executives that supplement their retirement benefits under the tax-qualified plan. The benefit formula is also tied to cash compensation levels and years of service, and the maximum annual retirement benefit that can be accrued under such plan is limited to a maximum benefit equal to 60 percent of the participant's average annual compensation (determined on the basis of his or her three highest consecutive years of compensation measured in terms of salary and bonus) less the annual retirement benefit accrued under the tax-qualified plan. Officers, such as Messrs. Lynch and Walters, and other selected individuals who commence employment with the Corporation on or after March 31, 2008 do not participate in the Executive Supplement Retirement Plan and are instead eligible for participation in the Cash Balance Executive Supplemental Retirement Plan. Unlike the qualified retirement plan benefits, participants in these two supplemental retirement plans are only general creditors of the Corporation who would lose substantially all of their accrued benefits under the supplemental plans were the Corporation to become insolvent.

•
The Corporation has also instituted stock ownership guidelines which require the named executive officers to maintain a substantial ownership interest in the Corporation. By requiring that a meaningful amount of their personal wealth be tied to long-term holdings in the Corporation's common stock, the Corporation has further aligned their interests with those of the stockholders and mitigated the risk of excessive risk taking.

•
Finally, the Corporation has adopted policies that preclude certain employees and other individuals, including officers and family members residing in the same household, from engaging in hedging or monetization transactions in the Corporation's stock such as put and call options and from pledging the Corporation's stock or holding such stock in margin accounts. Accordingly, the executive officers bear the full risk of economic loss, like any other stockholder, with respect to their equity holdings, whether in the form of actual shares of the Corporation's common stock or restricted stock units that will convert into such shares following the satisfaction of the applicable vesting requirements.

For the foregoing reasons, the Executive Compensation Committee concluded that it was not reasonably likely that the overall employee compensation structure of the Corporation and its subsidiaries, when analyzed either in terms of its organization-wide application or its specific application to various major business units, would have any material adverse effect upon the Corporation.

Outstanding Equity Awards at Fiscal Year-End
The following table provides certain summary information concerning outstanding equity awards held by the named executive officers as of December 31, 2016:

Name	Stock Awards
	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
W. Richard Roth	3,217	(1)	$180,088	19,917	(7)	$1,114,954
	5,691	(2)	$318,582
Andrew R. Gere	230	(1)	$12,875	—		—
	416	(3)	$23,288
	334	(4)	$18,697
	2,858	(5)	$159,991
Palle L. Jensen	1,264	(1)	$70,759	—		—
	1,599	(3)	$89,512
	2,858	(5)	$159,991
James P. Lynch	1,264	(1)	$70,759	—		—
	1,860	(3)	$104,123
	3,048	(5)	$170,627
Andrew F. Walters	1,282	(6)	$71,766	—		—
	1,599	(3)	$89,512
	2,858	(5)	$159,991
_______________

(1)
Represents restricted stock units granted on January 2, 2014 and covering: 9,648 shares for Mr. Roth; 689 shares for Mr. Gere; 3,790 shares for Mr. Jensen; and 3,790 shares for Mr. Lynch. The underlying shares vest and become issuable in three successive equal annual installments over the three-year period of service measured from the date of grant. As of December 31, 2016, one third of the units were unvested. The reported market value of the shares underlying those unvested units is based on the $55.98 closing selling price of the common stock on December 30, 2016, the last trading day in the 2016 fiscal year.

(2)
Represents restricted stock units granted on August 4, 2014 and covering 17,071 shares. The underlying shares vest in three successive equal annual installments measured from January 1, 2015, provided Mr. Roth continues in the Corporation's service through the end of each year. The shares subject to such restricted stock units will be issued as they vest. As of December 31, 2016, one third of the units were unvested. The reported market value of the shares underlying those unvested units is based on the $55.98 closing selling price of the common stock on December 30, 2016, the last trading day in the 2016 fiscal year.

(3)
Represents restricted stock units granted on January 2, 2015 and covering: 623 shares for Mr. Gere; 2,397 shares for Mr. Jensen; 2,789 shares for Mr. Lynch; and 2,397 shares for Mr. Walters. The underlying shares vest and become issuable in three successive equal annual installments over the three-year period of service measured from the date of grant. As of December 31, 2016, two thirds of the units were unvested. The reported market value of the shares underlying those unvested units is based on the $55.98 closing selling price of the common stock on December 30, 2016, the last trading day in the 2016 fiscal year.

(4)
Represents restricted stock units granted on April 29, 2015 and covering 501 shares. The underlying shares vest and become issuable in three successive equal annual installments over the three-year period of service measured from the date of grant. As of December 31, 2016, two thirds of the units were unvested. The reported market value of the shares underlying those unvested units is based on the $55.98 closing selling price of the common stock on December 30, 2016, the last trading day in the 2016 fiscal year.

(5)
Represents restricted stock units granted on January 4, 2016 and covering: 2,858 shares for Mr. Gere; 2,858 shares for Mr. Jensen; 3,048 shares for Mr. Lynch; and 2,858 shares for Mr. Walters. The underlying shares vest and become issuable in three successive equal annual installments over the three-year period of service measured from the date of grant. As of December 31, 2016, all of the units were unvested. The reported market value of the shares underlying those unvested units is based on the $55.98 closing selling price of the common stock on December 30, 2016, the last trading day in the 2016 fiscal year.

(6)
Represents restricted stock units granted on January 31, 2014 and covering 3,845 shares. The underlying shares vest and become issuable in three successive equal annual installments over the three-year period of service measured from the date of grant. As of December 31, 2016, one third of the units were unvested. The reported market value of the shares underlying those unvested units is based on the $55.98 closing selling price of the common stock on December 30, 2016, the last trading day in the 2016 fiscal year.

(7)
Represents performance-vesting restricted stock units granted on August 4, 2014, covering 19,917 target shares of the Corporation's common stock, which vest based on performance tied to a relative total shareholder return over the period measured from August 4, 2014 to December 31, 2017 (the "TSR Performance Period"), provided Mr. Roth remains in service with the Corporation through the end of such performance period. To determine the achievement of relative total shareholder return, the Corporation’s total shareholder return will be compared to the total shareholder returns of eight water utility peer companies as measured over the TSR Performance Period. The number of shares issuable under the award will range from 0% to 200% of the target number of shares based on the Corporation’s total shareholder return ranking amongst such peer companies. The reported market value of the shares underlying those unvested units assumes attainment at 100% of target and is based on the $55.98 closing selling price of the common stock on December 30, 2016, the last trading day in the 2016 fiscal year.

Option Exercises and Stock Vested
The following table sets forth, for each of the named executive officers, the number and value of shares of the Corporation's common stock subject to each deferred restricted stock or restricted stock unit award that vested during the year ended December 31, 2016. No option or stock appreciation rights were exercised by the named executive officers during the 2016 fiscal year, and none of such officers held any option or stock appreciation rights as of December 31, 2016.

Name	Stock Awards
	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(2)
W. Richard Roth	2,223	(1)	$124,444
	3,057		$89,876
	3,216		$94,550
	5,690		$318,526
	6,639	(3)	$371,651
Andrew R. Gere	120		$4,993
	230		$6,762
	207		$6,086
	167		$5,746
	1,785	(4)	$99,924
Palle L. Jensen	1,223		$35,956
	1,263		$37,132
	798		$23,461
	1,785	(4)	$99,924
James P. Lynch	1,223		$35,956
	1,263		$37,132
	929		$27,313
	1,908	(4)	$106,810
Andrew F. Walters	1,282		$41,357
	798		$23,461
	1,785	(4)	$99,924
______________

(1)
Represents the phantom cash dividends which accumulated during the 2016 fiscal year on the shares of the Corporation's common stock underlying deferred restricted stock awards which were converted on January 3, 2017 into additional deferred shares based on the average of the per share market prices of the common stock on each date actual dividends were paid on such common stock during the 2016 fiscal year.

(2)
The value realized is determined by multiplying (i) the market price of the common stock on the applicable vesting date by (ii) the number of shares which vested on such date. For the phantom cash dividends which were converted into additional deferred shares on January 3, 2017, the value realized is determined by multiplying (i) the $55.98 closing selling price of the common stock on December 30, 2016, the last trading day in the 2016 fiscal year, by (ii) the number of those additional deferred shares.

(3)
Represents shares subject to an award of restricted stock units under the Corporation's Long-Term Incentive Plan covering 6,639 shares of the Corporation's Common Stock granted to Mr. Roth on January 26, 2016. The restricted stock units vested based on the attainment of a performance goal based on return on equity ("ROE") measured over the 2016 calendar year period and continued service through December 31, 2016. The ROE goal was 8.83%. Based on an ROE of 13.25% for the 2016 calendar year and Mr. Roth's continued service through December 31, 2016, all vesting conditions were met on December 31, 2016 and such award was certified on February 27, 2017.

(4)
Represents shares subject to awards of restricted stock units under the Corporation's Long-Term Incentive Plan covering 1,190, 1,190, 1,272, and 1,190 shares of the Corporation's Common Stock, respectively, granted to each officer on January 26, 2016. The restricted stock units vested based on the level of achievement of a performance goal based on ROE measured over the 2016 calendar year period and continued service through December 31, 2016. The ROE goal for the awards at threshold, target, and maximum levels were 7.85%, 8.83%, 9.81%, respectively. Based on a ROE of 13.25% for calendar year 2016 and each officer’s continued service through December 31, 2016, all vesting conditions were met at maximum level on December 31, 2016 and such awards were certified on February 27, 2017. Messrs. Gere, Jensen, Lynch and Walters therefore vested in 1,785, 1,785, 1,908 and 1,785 shares of common stock, respectively, under such awards.

Pension Benefits
The Corporation maintains three defined benefit plans: San Jose Water Company's Retirement Plan, a tax-qualified pension plan (the "Retirement Plan"); the Executive Supplemental Retirement Plan, a non-qualified supplemental pension plan (the "SERP"); and the Cash Balance Executive Supplemental Retirement Plan, a non-qualified pension plan for certain individuals who commence employment with the Corporation on or after March 31, 2008 (the "Cash Balance SERP").
The following table sets forth as of December 31, 2016, for each plan that provides for payments or other benefits in connection with the retirement of each of the named executive officers, the number of years of service credited to the named executive officer under the plan, the actuarial present value of the named executive officer's accumulated benefit under each applicable plan, and the dollar amount of any payments and benefits paid to the named executive officer during the Corporation's last completed fiscal year.

Name	Plan Name	Number of Years Credited Service (#) (1)	Present Value of Accumulated Benefit ($) (1)	Payments During Last Fiscal Year ($)
W. Richard Roth	San Jose Water Company Retirement Plan	27	$1,762,614	—
	San Jose Water Company Executive Supplemental Retirement Plan	27	$5,950,411	—
Andrew R. Gere	San Jose Water Company Retirement Plan	21	$890,831	—
	San Jose Water Company Executive Supplemental Retirement Plan	21	$797,871	—
Palle L. Jensen	San Jose Water Company Retirement Plan	22	$1,677,315	—
	San Jose Water Company Executive Supplemental Retirement Plan	22	$1,486,251	—
James P. Lynch	San Jose Water Company Retirement Plan	6	$106,095	—
	San Jose Water Company Cash Balance Executive Supplemental Retirement Plan	6	$462,642	—
Andrew F. Walters	San Jose Water Company Retirement Plan	3	$47,784	—
	San Jose Water Company Cash Balance Executive Supplemental Retirement Plan	3	$105,555	—
______________

(1)	The number of years of credited service has been rounded to the nearest whole number. The present value of accumulated benefits is based on the actual period of service credited.
The pension benefits payable to the executive officers increase in correlation with increases in salary and years of service. The present value of the accrued pension benefit will also fluctuate from year-to-year based on the age of the participant and the interest rate used to discount anticipated future payments so that when interest rates decrease for example, the present value associated with the underlying benefit may increase.

The actuarial and economic assumptions used above to value the pension plan benefits include the RP-2014 Mortality Table basis adjusted to 2006 published by The Society of Actuaries, with projection scale MP-2016 Mortality Improvement Scale, a 4.04 percent discount rate for San Jose Water Company's Retirement Plan and a 3.84 percent discount rate for the SERP and Cash Balance SERP (for 2015 a discount rate of 4.24 percent was used for the Retirement Plan and a discount rate of 3.95 percent was used for the Executive Supplemental Retirement Plan and Cash Balance Executive Supplemental Retirement Plan and the RP-2014 Mortality Table basis published by The Society of Actuaries, with projection scale MP-2014 Mortality Improvement Scale was used for such plans). There is no assumption for pre-retirement mortality or cessation of service, and retirement is assumed to occur at the earliest age at which each named executive officer can receive the pension benefits without actuarial reductions. For further information concerning such actuarial assumptions, please see Note 10 to the Corporation's consolidated financial statements included in its annual report on Form 10-K for the 2016 fiscal year.
Retirement Plan Benefit
Benefit accruals under Retirement Plan differ depending on whether an employee first commenced status as an employee (i) before March 31, 2008 or (ii) on or after March 31, 2008. All the named executive officers, except for James P. Lynch and Andrew F. Walters, commenced service before March 31, 2008.
The monthly retirement benefit under the Retirement Plan payable at age 65 (the plan's normal retirement age) to each named executive officer who commenced employee status before March 31, 2008 will be equal to 1.6 percent of his average monthly compensation (as determined in the manner indicated below) for each year of service completed after January 1, 1978. However, the Retirement Plan provides a minimum benefit to each participant with at least 30 years of service equal to 50 percent of his or her average monthly compensation, less 50 percent of his or her monthly old-age insurance benefit under Section 202 of the Social Security Act. For participants with less than 30 years of service, the minimum benefit described in the preceding sentence will be reduced 1/30 for each year by which their years of service are less than 30 years (adjusted to give credit for partial years of service).
For participants who commenced employee status before March 31, 2008, the Retirement Plan also contains a special benefit calculation when their combined age and service equals or exceeds 75. The combined age and years of service for each named executive officer, except for Mr. Gere, who commenced employee status before March 31, 2008 at present equals or exceeds 75. Accordingly, the special benefit for each of those named executive officers who commenced employee status before March 31, 2008 and completed at least 30 years of service will be equal to 60 percent of his or her average monthly compensation, less 50 percent of his or her monthly old-age insurance benefit under Section 202 of the Social Security Act. For those named executive officers with less than 30 years of service, the special benefit described in the preceding sentence will be reduced 1/30 for each year by which their years of service are less than 30 years (adjusted to give credit for partial years of service).
For purposes of the applicable benefit calculation under the Retirement Plan, (i) a participant's average monthly compensation will be determined on the basis of his or her three highest years of compensation (whether or not consecutive) prior to attainment of age 65 (or earlier retirement or termination) and will generally be based upon the amount reported on his or her Form W-2 for federal income tax purposes for each year included in such calculation, plus amounts deferred under the 401(k) plan and certain other limited deferrals, and (ii) the annual compensation taken into account for benefit accrual purposes for each such year may not exceed the annual compensation limit for that year determined in accordance with the Internal Revenue Code. No lump sum payment of accumulated retirement benefits is provided under the Retirement Plan for employees who first commenced status as an employee before March 31, 2008, except that a lump sum distribution may become payable to the surviving beneficiary of a deceased participant under certain circumstances. In-service distributions are allowed for: (i) a participant who has attained age 70 ½; and (ii) a participant who commenced status as an employee before March 31, 2008 if such participant has attained age 65 and his or her age and years of service equal at least 100; provided, if such a participant was not employed by the Company on December 31, 2013 and is subsequently re-hired on or after January 1, 2014, he or she will not be entitled to an in-service distribution.

The retirement benefits accruable by employees who first commence service on or after March 31, 2008, including Messrs. Lynch and Walters, are due under the cash balance portion of the Retirement plan and will be based upon the compensation credits and interest credits made to a hypothetical bookkeeping account established for each such participant. Compensation credits will be made on behalf of each participant each plan quarter in which the participant is an eligible employee with at least one hour of service for that quarter. The amount of the compensation credit for that quarter will be based on the compensation paid to the participant for that quarter and his or her years of credited service, as determined in accordance with the following schedule:

Years of Credited Service	Percent of Compensation
Less than 5	5%
5 but less than 10	6%
10 but less than 15	7%
15 but less than 20	9%
20 or more	11%
For purposes of determining the amount of each participant's compensation credit, (i) compensation is generally based upon the amount that would otherwise be reported on the participant's Form W-2 for federal income tax purposes during the quarter, plus amounts deferred for that quarter under the 401(k) plan and certain other limited deferrals and (ii) the annual compensation taken into account may not exceed the annual compensation limit determined in accordance with the Internal Revenue Code.
Interest credits are also generally made on behalf of each participant each plan quarter. The amount of each interest credit is determined by multiplying the balance of the participant's account as of the last day of that plan quarter by the lesser of: (i) the greater of one quarter of (a) the minimum three and a quarter percent annual interest rate or (b) the annual yield on 30-year Treasury bonds, determined as of the month of October preceding the first day of the plan year; and (ii) one quarter of the six percent maximum annual interest rate.
Benefits accrued under the Retirement Plan may be paid as (i) a fixed monthly pension for life, (ii) a reduced monthly benefit payable for life but with a minimum payment period of 10 years for the participant or his or her designated beneficiary or (iii) a reduced joint and survivor annuity for the participant and his or her surviving spouse. For participants who commence employee status on or after March 31, 2008, the accrued benefits may be paid in a lump sum, or pursuant to any of the forms described above, following attainment of the applicable age and service requirements.
Messrs. Roth and Jensen are currently eligible to receive early retirement benefits under the Retirement Plan in the event of retirement. Mr. Gere is not currently eligible to receive early retirement benefits. Messrs. Lynch and Walters joined the Corporation after March 30, 2008 and participate in the cash balance portion of the Retirement Plan which does not provide early retirement benefits.
SERP Benefit
The Executive Supplemental Retirement Plan ("SERP") provides participants with a monthly pension benefit that supplements the pension they earn under the Retirement Plan. Each officer of the Corporation who commenced employee status before March 31, 2008 is eligible for participation under the SERP. Eligible employees selected for SERP participation by the Executive Compensation Committee of the SJW Group Board of Directors (the "Committee") will become a participant on the first day of the first calendar month next following his or her selection date or such later date as the Committee may specify. All of the named executive officers other than Messrs. Lynch and Walters participate in the SERP.
The SERP is designed to supplement the retirement income by providing an additional monthly pension in excess of the pension benefit under the Retirement Plan. Effective as of January 1, 2010, the dollar amount of that monthly pension for each participant credited with an hour of service on or after January 1, 2010 is determined on the basis of the following normal retirement benefit payable as a single-life annuity commencing at age 65: 2.2 percent of final average monthly compensation multiplied by the years of service, up to a total monthly retirement benefit not to exceed 60 percent of final average monthly compensation (as determined in the manner indicated

below), less the monthly retirement benefit payable to such individual under the Retirement Plan as a single-life annuity commencing at normal retirement age. Accordingly, the maximum retirement benefit is limited to 60 percent of final average compensation, less a participant's normal retirement benefit under the Retirement Plan.
For purposes of such calculation, participants receive credit for partial years of service, and each participant's final average monthly compensation will be his or her average monthly compensation for the consecutive 36-month period within his or her last 10 years of service with the Corporation for which such average monthly compensation is the highest. A participant's average monthly compensation is calculated on the basis of his or her earned salary for that month and the amount of the annual cash performance bonus that is actually paid to him or her during that month or that would have been paid at that time in the absence of a deferral election.
The SERP benefit will commence following the later of (i) the participant's separation from service with the Corporation or (ii) his or her attainment of age 55, unless the participant makes a timely election of a later attained age. SERP benefits which commence prior to the participant's attainment of age 65 will be subject to actuarial reduction for the early commencement date, except under prescribed circumstances. No lump sum benefit distributions are provided under the SERP.
SERP participants may, for purposes of their benefit calculations, receive special age and service credits under the Executive Severance Plan should their employment terminate under certain circumstances following a change of control. See the discussion of the Executive Severance Plan in the section below entitled "Employment Agreements, Termination of Employment and Change in Control Arrangements" for further information.
The accrued SERP retirement for Mr. Roth will not be reduced for early commencement prior to age 65. The accrued SERP retirement benefit for Messrs. Jensen and Gere will not be reduced for early commencement if such commencement occurs on or after their attainment of (i) age 60 or (ii) a combined age and years of service equal to 85. In computing Mr. Roth's final average compensation, his annual bonus for each year beginning on or after January 1, 2003 will be equal to the greater of his actual bonus or his target bonus for such year.
A participant will vest in his or her SERP benefit upon completion of 10 years of service or in the event the participant becomes entitled to a severance benefit under the Executive Severance Plan by reason of a qualifying termination. As of December 31, 2016, each of the named executive officers who participates in the SERP is vested in his SERP benefit.
Cash Balance SERP Benefit
The Cash Balance Executive Supplemental Retirement Plan ("Cash Balance SERP") is a supplemental retirement benefit plan for executive officers and other key management personnel who commence employment on or after March 31, 2008 and are accordingly ineligible to participate in the SERP. The actual participants are selected from time to time by the Committee.
An account balance will be maintained for each participant in the Cash Balance SERP and will be periodically credited with a percentage of his or her compensation for the applicable period based on his or her years of credited service in accordance with the following formula:

Years of Credited Service	Percent of Compensation
Less than 5	10%
5 but less than 10	11%
10 but less than 15	12%
15 but less than 20	14%
20 or more	16%

The account balance will also be credited periodically with interest pursuant to a pre-established formula. The benefit accrued under the Cash Balance SERP will be offset by a portion of the participant's benefit accrued under the Retirement Plan. Accordingly, at such time as the participant becomes entitled to receive his or her retirement benefit under the Cash Balance SERP, a portion of his or her accrued benefit under the Retirement Plan will be applied as an offset to his or her vested accrued benefit under the Cash Balance SERP.
A participant's accrued benefit for plan quarters ending before January 1, 2014 and associated interest credits accrued after December 31, 2013 shall be paid in a single lump sum beginning on the first day of the seventh month following the participant's separation from service. Pursuant to the Cash Balance SERP amended as of October 30, 2013, a participant's accrued benefit for plan quarters ending after January 1, 2014 and all associated interest credits shall be paid in a single lump sum beginning on the first day of the seventh month following the participant's separation from service unless a timely election is made by the participant to receive his or her benefit in annual installments over a 10-year period beginning on the first business day of the seventh month following his or her separation from service. Mr. Lynch elected to receive his accrued benefit for plan quarters ending after January 1, 2014 and all associated interest credits in annual installments over a 10-year period.
The Cash Balance SERP also provides a death benefit should the participant die with a vested accrued benefit. The amount of the death benefit will be calculated in the same manner as if the participant had survived and will be payable in a lump sum to his or her beneficiary.
A participant will vest in his or her Cash Balance SERP benefit upon completion of 10 years of service or in the event the participant becomes entitled to a severance benefit under the Executive Severance Plan by reason of a qualifying termination. At the time of Mr. Lynch's entry into the plan, the plan was amended to provide him with (i) a higher rate of company contributions during his first 20 years of service equal to 15 percent of his quarterly compensation during that period and (ii) full vesting of his accrued benefit under the plan upon completion of three years of service. As of December 31, 2016, Mr. Lynch is vested in his Cash Balance SERP benefit. The plan was also amended effective January 31, 2014 to provide Mr. Walters with full vesting of his accrued benefit under the plan upon completion of three years of service. As of January 31, 2017, Mr. Waters is vested in his Cash Balance SERP benefit.
Non-Qualified Deferred Compensation
The following table shows the deferred compensation activity for each named executive officer during the 2016 fiscal year attributable to his participation in the San Jose Water Company Special Deferral Election Plan (the "Deferral Plan"):

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distribution ($)	Aggregate Balance at Last FYE ($)
W. Richard Roth	—	—	$52,433	—	$1,729,259	(3)
Andrew R. Gere	—	—	—	—	—
Palle L. Jensen	—	—	—	—	—
James P. Lynch	—	—	—	—	—
Andrew F. Walters	—	—	—	—	—
_______________

(1)	Represents the portion of salary and bonus earned for the 2016 fiscal year and deferred under the Deferral Plan.

(2)	Includes the amount of interest that was accrued for the 2016 fiscal year on the named executive officer's outstanding balance under the Deferral Plan.

(3)
Includes (i) 469,981 of salary and bonus earned for the 2015 fiscal year and deferred under the Deferral Plan, (ii) $256,901 of salary and/or bonus earned for the 2012 fiscal year and deferred under the Deferral Plan, (iii) $0 of salary and/or bonus earned for the 2016, 2014, 2013, 2011, 2010, 2009, 2008 and 2007 fiscal years and deferred under the Deferral Plan, and (iv) all interest accrued through December 31, 2016.

The following table shows the deferred compensation activity for each named executive officer for the 2016 fiscal year attributable to the deferred shares of the Corporation's common stock awarded or credited during such year:

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)		Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(2)
W. Richard Roth	—	—	$3,339,521	(1)	—	$6,959,993
Andrew R. Gere	—	—	—		—	—
Palle L. Jensen	—	—	—		—	—
James P. Lynch	—	—	—		—	—
Andrew F. Walters	—	—	—		—	—
______________

(1)
Represents (i) the $124,444 fair market value as of December 31, 2016 of the additional deferred shares of the Corporation's common stock credited to the named executive officer for the 2016 fiscal year as a result of the dividend equivalent rights under his restricted stock units and (ii) a $3,215,077 increase in the fair market value of the accumulated deferred shares that occurred since the start of the 2016 fiscal year.

(2)
The reported aggregate balance is based on the $55.98 closing selling price of the common stock on December 30, 2016, the last trading day in the 2016 fiscal year. As of December 31, 2016, Mr. Roth was fully vested in the reported account balance.

Special Deferral Election Plan
The Special Deferral Election Plan (the "Deferral Plan") allows certain key employees, including each of the named executive officers, the opportunity to accumulate an additional source of retirement income through the deferral of up to 50 percent of their base salary each year and up to 100 percent of their bonus or other incentive compensation each year. For the compensation deferred each year, the individual may designate a separate distribution event and form of payment (lump sum or annual installments over a five or 10-year period). Distribution events include separation from service, the expiration of a designated deferral period of at least five years or the occurrence of a change in control. Withdrawals are also permitted in the event of a financial hardship. Each deferred account balance is credited with a rate of interest each year, compounded semi-annually, equal to the lower of (i) the 30-year long-term borrowing cost of funds to San Jose Water Company, as such rate is measured as of the start of each calendar year, or (ii) 120 percent of the applicable federal long-term rate, measured as of the start of each calendar year.
Employment Agreements, Termination of Employment and Change in Control Arrangements
Executive Severance Plan: Officers of the Corporation or its subsidiaries who are serving in such capacity at the time of a change in control or ownership of the Corporation may become entitled to severance benefits under the Corporation's Executive Severance Plan if their employment terminates under certain circumstances in connection with such change. Accordingly, should (a) such officer's employment be terminated by the Corporation for any reason other than good cause (as defined in the Executive Severance Plan) after the Corporation enters into an agreement to effect the change in control or ownership but before such agreement is terminated or prior to the expiration of a 24-month period following the effective date of the change in control or ownership, or (b) he or she resign for good reason (as defined in such plan) within the 24-month period following the effective date of the change in control or ownership, then (i) such officer will be entitled to a cash severance benefit consisting of three times the annual base salary and target bonus (as in effect for the fiscal year of such cessation of employee status or, if higher, immediately before the change in control or ownership) or, in the case of Mr. Roth, a severance benefit equal to 3.75 times the annual base salary, generally payable in three successive equal annual installments with a potential for a lump sum payment to Mr. Roth in the event of a termination in connection with certain change in control transactions, (ii) his or her outstanding stock options will immediately vest and other equity awards may immediately vest in accordance with the terms of the award agreements, (iii) he or she will be reimbursed for the cost of COBRA continuation coverage under the company's group health care plans for himself or herself and his or her spouse and eligible dependents until the earlier of (x) the date of the last annual installment of his or her cash severance benefit or (y) the first date on which the officer is covered under another employer's health benefit program without exclusion for any pre-existing medical condition, and (iv) he or she will be deemed to be three years older and be given three additional years of service for purposes of calculating his or her pension benefit under the SERP (the "Enhanced Pension Benefit").
If an officer qualifies for benefits under the Executive Severance Plan and any payment made in connection with a change in control or the subsequent termination of the officer's employment becomes subject to an excise tax under Section 4999 of the Code (the "Excise Tax"), then such payment or benefit will be grossed-up to ensure that such officer does not incur any out-of-pocket cost with respect to such Excise Tax, and such officer will accordingly receive the same net after-tax benefit he or she would have received had no Excise Tax been imposed.
The benefits payable under the Executive Severance Plan are conditioned upon the named executive officer's execution of a general release of all employment-related claims against the Corporation and a non-solicitation covenant pursuant to which such officer may not induce any representative, agent or employee to terminate his or her employment or service relationship with the Corporation.
In addition to the benefits provided under the Executive Severance Plan, the named executive officer would also be entitled to (i) retirement benefits under the SERP or Cash Balance SERP and the Retirement Plan and (ii) their deferred compensation under the Corporation's non-qualified deferred compensation plan and their vested-to-date deferred stock awards. The present value of the accumulated pension benefits under the retirement plans as of the close of the 2016 fiscal year (excluding the enhancement of the benefits under the Executive Severance Plan) is set forth in the table above in the section entitled "Pension Benefits." The value of their accumulated deferred compensation as of December 31, 2016 is set forth in the two tables in the section above entitled "Non-Qualified Deferred Compensation."
For purposes of the various payments and benefits which may be triggered under the Executive Severance Plan in connection with a change in control, the following transactions will be deemed to constitute a change in control event:

•
A merger, consolidation or other reorganization, unless 50 percent or more of the outstanding voting power of the successor entity is owned, in substantially the same proportions, by the persons who were the Corporation's stockholders immediately prior to the transaction;

•
A sale of all or substantially all of the Corporation's assets, unless 50 percent or more of the outstanding voting power of the acquiring entity or parent thereof is owned, in substantially the same proportions, by the persons who were the Corporation's stockholders immediately prior to the transaction;

•	Certain changes in the composition of the Corporation's Board of Directors; or

•
The acquisition of the Corporation's outstanding securities by any person so as to make that person the beneficial owner of securities representing 30 percent or more of the total combined voting power of the Corporation's outstanding securities.

The chart below indicates the potential payments that each named executive officer would receive upon a qualifying termination following a change in control based upon the following assumptions:

(i)	His employment terminated on December 31, 2016 under circumstances entitling him to full severance benefits under the Executive Severance Plan; and

(ii)
The change in control is assumed to have occurred on December 31, 2016 and at a price per share payable to the holders of the Corporation's common stock in an amount equal to the $55.98 per share, the closing selling price of such common stock on December 30, 2016, the last trading day in the 2016 fiscal year.

Name	Cash Severance Payment ($)		Present Value of Enhanced Pension Benefit ($)(3)		Estimated Value of Reimbursed COBRA Continuation Health Care Coverage ($)	Value of Accelerated Restricted Stock Awards (6)	Excise Tax Gross-Up ($)(7)	Total
W. Richard Roth	$2,769,000	(1)	$79,612		$45,111	$1,985,275	$2,823,348	$7,702,346
Andrew R. Gere	$1,365,000	(2)	$244,646		$65,126	$214,851	$1,019,130	$2,908,753
Palle L. Jensen	$1,350,000	(2)	$401,595		$65,126	$320,262	$993,337	$3,130,320
James P. Lynch	$1,530,000	(2)	—	(4)	$6,223	$345,509	$1,068,418	$2,950,150
Andrew F. Walters	$1,350,000	(2)	$105,555	(5)	$94,660	$321,269	$817,591	$2,689,075
______________

(1)	Represents 3.75 times Mr. Roth's annual salary of $738,400.

(2)
Represents three times Mr. Gere's annual salary of $365,000 plus three times his target bonus of $90,000, represents three times Mr. Jensen's annual salary of $344,000 plus three times his target bonus of $106,000, represents three times Mr. Lynch's annual salary of $410,000 plus three times his target bonus of $100,000, and represents three times Mr. Walters' annual salary of $357,000 plus three times his target bonus of $93,000.

(3)
The actuarial and economic assumptions used above to value the Retirement Plan include the RP-2014 Mortality Table basis adjusted to 2006 published by The Society of Actuaries, with projection scale MP-2016 Mortality Improvement Scale and a 4.04% discount rate (the RP-2014 Mortality Table basis published by The Society of Actuaries, with projection scale MP-2014 Mortality Improvement Scale and 4.24% for 2015). There is no assumption for pre-retirement mortality or cessation of service, and retirement is assumed to occur at the earliest age at which each named executive officer can receive the pension benefits without actuarial reductions.

(4)
There would be no enhancement to Mr. Lynch’s benefits under the Cash Balance SERP, whether in the form of additional compensation credits or contributions or additional years of service credit, triggered by the change in control event or the termination of his employment in connection therewith.

(5)
The indicated dollar amount represents the present value of Mr. Walters' Cash Balance SERP account, as previously disclosed in the table in the Pension Benefits section above, that would vest upon the assumed December 31, 2016 change in control event and concurrent termination of employment, since in the absence of such change in control and termination, Mr. Walters would not be vested in any portion of his Cash Balance SERP as of December 31, 2016. There would be no other enhancement to his benefits under the Cash Balance SERP, whether in the form of compensation credits or contributions or additional years of service credit, triggered by the change in control event or the termination of his employment in connection therewith.

(6)
The unvested restricted stock units will automatically vest on an accelerated basis at the time of the qualifying termination event. For purposes of this calculation, the performance based restricted stock unit award granted to Mr. Roth in August 2014 that vests based on performance tied to relative total shareholder return is assumed to vest at 100% of target. In addition, the number of shares subject to the ROE award granted to Mr. Roth in January 2016 would be increased by an additional 6,639 shares as more fully-described below. The reported dollar values of these unvested units are based on the $55.98 closing selling price per share of the Corporation's common stock on December 30, 2016, the last trading day in the 2016 fiscal year.

(7)
Calculated based on (i) W-2 wages for the five-year period 2011 through 2015 or fewer number of years the named executive officer has been employed by the Corporation (for Mr. Walters, the calculation was based on his W-2 wages for the 2015 calendar year and his annualized salary for 2014), (ii) an effective tax rate of 55.25% (Federal, 39.6%; State, 13.3%; and Medicare, 2.35%) and (iii) the vesting of all outstanding unvested stock-based awards on the assumed December 31, 2016 change in control/separation from service date.

Mr. Roth's Employment Agreement: The Corporation entered into an amended and restated employment agreement with the CEO effective January 1, 2008. Such amended and restated employment agreement was subsequently amended on December 16, 2009 and January 26, 2010, respectively. In July 2014, the Committee negotiated a new compensation package with the CEO and further amended his employment agreement. Pursuant to the July 30, 2014 amendment, the term of Mr. Roth’s employment under his employment agreement was extended to December 31, 2017. The material terms of such amended agreement are summarized below:

•
Mr. Roth's annual base salary for the 2015 calendar year was increased from $676,000 to $710,000 and his annual base salary for the 2016 and 2017 calendar years were increased by four percent per year to $738,400 and $767,936, respectively.

•	His target bonus remained at 25 percent of his base salary.

•	Approximately 70 percent of his target equity awards were in the form of performance based RSUs, 50 percent of which are based on a three-year performance period.

•
The total direct compensation package for Mr. Roth, when measured in terms of total cash compensation and the annualized grant-date value of his new equity awards) is at approximately the 54th percentile of the peer group.

•	Mr. Roth's compensation is subject to clawback of compensation in accordance with applicable laws and regulations.
Mr. Roth continues to be entitled to paid health care coverage for himself and his dependents and certain perquisites which include a Corporation-provided motor vehicle (replaceable at three or four-year intervals) and Corporation-paid club memberships (excluding any country club memberships).
The principal terms of the equity awards provided for under the July 2014 amendment agreement are summarized in the section entitled "Compensation Discussion and Analysis - CEO Employment Agreement" that appears earlier in this proxy statement; the vesting (including accelerated vesting) terms of these awards are described below.
Pursuant to the employment agreement entered into in 2003, Mr. Roth received a deferred restricted stock award covering 83,340 shares. The award is fully vested and continues to include dividend equivalent rights. The phantom cash dividends which accumulate each year pursuant to those dividend equivalent rights are converted on the first business day of January in each succeeding year into additional deferred shares based on the average of the per share market prices of the Corporation's common stock on each date actual dividends were paid on such common stock during the year.
If Mr. Roth's employment is involuntarily terminated for any reason other than death, disability or good cause (as defined in Mr. Roth's employment agreement) or his employment is voluntarily terminated for good reason (as defined in such agreement) and such termination does not occur under circumstances entitling him to benefits under the Executive Severance Plan, he will be instead entitled to the following benefits: (i) lump sum cash severance payment equal to 3.9 times his annual base salary at the time of termination (or such higher rate as was in effect at any time during the previous 12 months); and (ii) reimbursement of the costs of COBRA continuation coverage for himself and his spouse until the earlier of (x) the end of the 36-month period measured from the date the employment terminates or (y) the first date on which he is covered under another employer's health benefit program without exclusion for any pre-existing medical condition. Such benefits are conditioned, however, upon Mr. Roth's execution of a general release of all employment-related claims against the Corporation. In addition, Mr. Roth would be entitled to receive accelerated vesting of his outstanding equity awards as more fully described below.

If (i) Mr. Roth's employment had been involuntarily terminated for any reason other than death, disability or good cause (as defined in Mr. Roth's employment agreement) or his employment had been voluntarily terminated for good reason (as defined in such agreement) on December 31, 2016 and (ii) such termination had not occurred under circumstances entitling him to benefits under the Executive Severance Plan, then he would have been entitled to the following payments and benefits in connection with such termination of employment:

Cash Severance		Value of 36 Months of Reimbursed COBRA Continuation Health Care Coverage
$2,879,760	(1)(3)	$45,111	(2)
______________

(1)	Represents 3.9 times the annual rate of base salary of $738,400 in effect for Mr. Roth on December 31, 2016.

(2)	Represents 36 months of health benefit coverage at an average monthly rate of approximately $1,253.

(3)
Pursuant to his employment agreement, Mr. Roth may not, during the one-year period following his termination of employment, solicit any individuals who were in the Corporation's employ at the time of such termination or within the preceding six months to work for him or any other entity with which he is affiliated.

As of December 31, 2016, Mr. Roth held outstanding restricted stock units covering 28,825 unvested shares of the Corporation's common stock. These awards vest as follows:

•
Restricted stock units covering 8,908 of those 28,825 shares will vest upon his continued service with the Corporation through December 31, 2017. The shares vest on an accelerated basis in the event Mr. Roth's employment is terminated by reason of death or disability or involuntarily terminated other than for good cause (as defined in Mr. Roth's employment agreement) or he resigns for good reason (as defined in such agreement). If on December 31, 2016, Mr. Roth's employment had terminated for any of these qualifying reasons, then upon such a qualifying termination event, his restricted units covering 8,908 unvested shares of common stock under his service-based awards would have vested on an accelerated basis for a total value of $498,670. Such accelerated value was based on the $55.98 per share closing selling price of the common stock on December 30, 2016, the last trading day in the 2016 fiscal year.

•
Restricted stock units covering 19,917 shares will vest upon attainment of a relative total stockholder performance goal over the period measured from August 4, 2014 to December 31, 2017. In the event of Mr. Roth's qualifying termination (other than following a change in control), Mr. Roth will be entitled to receive, following the end of the TSR Performance Period, the number of shares issuable under the award based on the level of actual attainment of performance (with such number pro-rated for the period of service during the applicable performance period in the event of a termination by reason of death or disability). In the event of a change in control, the performance period will end on the date of such change in control and the number of shares issuable under the award will be determined based on attainment of performance over the abbreviated performance period. If the award as so determined is assumed, replaced or otherwise continued following the change in control, the award will vest on December 31, 2017, subject to continued service through that date; however, the award will vest in full upon a qualifying termination that occurs within 24 months following the change in control. If the award is not assumed, replaced or otherwise continued, the shares issuable under the award will vest upon the change in control. If there had been a qualifying termination on December 31, 2016 (other than in connection with a change in control), then on December 31, 2017, 19,917 shares of common stock under this award would have vested assuming a probable outcome of the performance goals at 100 percent of target; if a qualifying termination had occurred following a change in control in which the award was assumed, replaced or continued or if the award was not assumed, replaced or continued upon a change in control, then 19,917 shares would have vested on such termination or change in control assuming that attainment of performance for the abbreviated performance period was at target. Based on the $55.98 per share closing selling price of the common stock on December 30, 2016, the last trading day in the 2016 fiscal year, the value of those shares is $1,114,954.

Pursuant to his employment agreement, in January 2016, Mr. Roth was granted a restricted stock units award covering 6,639 target shares tied to the achievement of a specified performance goal based on return on equity ("ROE") over the period measured from January 1, 2016 to December 31, 2016, subject to adjustment for certain events that occur prior to the end of the measurement period. Mr. Roth is entitled to a similar award of restricted stock units covering the same number of shares in 2017 tied to achievement of ROE goals established for such year. Under the terms of the awards, in the event of Mr. Roth's qualifying separation (other than following a change in control), Mr. Roth will be entitled to receive, following the end of the applicable performance period, the number of shares issuable under the then outstanding ROE award based on the level of actual attainment of performance (with such number pro-rated for the period of service during the performance measurement period in the event of a termination by reason of death or disability). In the event of a change in control during the measurement period of such an ROE award, the number of shares issuable under such award will be increased by the target number of shares issuable under ROE award that have not yet been issued and the award will be subject to vesting as follows without regard to performance. If the ROE award (as so adjusted) is assumed, replaced or otherwise continued in connection with a change in control, the ROE award will vest upon completion of service through the end of the applicable calendar year of grant of the ROE award or a qualifying separation that occurs within 24 months following the change in control. The ROE award (as so adjusted) will immediately vest in the event of a change in control in which the ROE award is not assumed, replaced or otherwise continued. No additional ROE awards will be granted following Mr. Roth's termination or a change in control. Based on the attainment of the target ROE, the 2016 ROE award vested in full, based on the $55.98 per share closing selling price of the common stock on December 30, 2016, the value of the 6,639 shares under the award was $371,651. If a change in control had occurred during 2016, the number of shares subject to the 2016 ROE award would have been increased by an additional 6,639 shares and these shares would have vested on December 31, 2016 subject to continued service or earlier qualifying termination or on a change in the control if the award was not assumed, replaced or otherwise continued. Based on the $55.98 per share closing selling price of the common stock on December 30, 2016, the last trading day in the 2016 fiscal year, the value of the additional 6,639 shares would be $371,651.
In addition, Mr. Roth would be entitled to accumulated retirement benefit with a present value of $7,713,025 as of December 31, 2016 and vested deferred compensation in the amount of $8,689,252 as of that date.
Mr. Lynch's Offer Letter: Under the terms of his offer letter, Mr. Lynch is entitled to (i) a company car and reimbursement of membership fees for one local health club; and (ii) separation pay in the form of 12 months of salary continuation should his employment be involuntarily terminated without cause. However, should Mr. Lynch's employment terminate under circumstances that would otherwise entitle him to separation pay and severance benefits under the Executive Severance Plan, there will be no duplication of benefits under the two arrangements, and Mr. Lynch will only receive the severance benefits provided under the Executive Severance Plan. Mr. Lynch's base salary was $410,000 for the 2016 calendar year.
Had Mr. Lynch's employment been involuntarily terminated without cause by the Corporation on December 31, 2016 in the absence of a change in control, the salary continuation payment to which he would have been entitled under his offer letter would have been in the aggregate amount of $410,000.
Accelerated Vesting on Change in Control: The service-based restricted stock unit awards granted to the named executive officers vest in full on a change in control if they are not assumed, replaced or otherwise continued. If the awards are assumed, replaced or otherwise continued following a change in control, then the awards will continue to vest over the service period subject to vesting in full on a qualifying termination following the change in control. The performance-based restricted stock unit awards granted to Mr. Roth vest on an accelerated basis in connection with a change in control as described above. The performance-based restricted stock unit awards granted to the other named executive officers will vest with respect to the target number of shares on a change in control if the awards are not assumed, replaced or otherwise continued; if the awards are assumed, replaced or otherwise continued following a change in control, then the awards will vest at target level at the end of the performance period or an earlier qualifying termination following the change in control.

Securities Authorized for Issuance Under Equity Compensation Plans
The following table provides information as of December 31, 2016 with respect to the shares of the Corporation's common stock that may be issued under the Corporation's existing equity compensation plans:

	A		B		C
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding Securities Reflected in Column A)
Equity Compensation Plans Approved by Stockholders (1)	229,972	(3)	$—	(4)	1,330,422	(5)(6)
Equity Compensation Plans Not Approved by Stockholders (2)	N/A		N/A		N/A
Total	229,972	(3)	$—	(4)	1,330,422	(5)(6)
_______________

(1)	Consists of the Corporation's Long-Term Incentive Plan and 2014 Employee Stock Purchase Plan.

(2)	The Corporation does not have any outstanding equity compensation plans which are not approved by stockholders.

(3)
Includes 229,972 shares of common stock underlying deferred stock awards and restricted stock units that will entitle each holder to the issuance of one share of common stock for each deferred share or unit that vests following the applicable performance-vesting or service-vesting requirements. Excludes outstanding purchase rights under the 2014 Employee Stock Purchase Plan.

(4)
Calculated without taking into account the 229,972 shares of common stock subject to outstanding deferred stock awards or restricted stock units that will become issuable upon or following the vesting of those awards or units, without any cash consideration or other payment required for such shares.

(5)
Consists of 993,954 shares of common stock available for issuance under the Long-Term Incentive Plan and 336,468 shares of common stock available for issuance under the 2014 Employee Stock Purchase Plan.

(6)
The shares under the Long-Term Incentive Plan may be issued pursuant to stock option grants, stock appreciation rights, restricted stock or restricted stock unit awards, performance shares, dividend equivalent rights, and stock bonuses.

Compensation Committee Interlocks and Insider Participation
No member of the Executive Compensation Committee was at any time during the 2016 fiscal year, or at any other time, an officer or employee of the Corporation or any of its subsidiaries. No executive officer of the Corporation served during the 2016 fiscal year as a member of the board of directors or compensation committee (or other board committee performing equivalent functions) of any entity that has one or more executive officers serving as a member of the Corporation's Board or Executive Compensation Committee. Messrs. Cali, Bishop, More and Moskovitz and Ms. Armstrong served on the Executive Compensation Committee during the 2016 fiscal year. None of the Executive Compensation Committee members had a relationship requiring disclosure under Item 404 of Regulation S-K.

COMMITTEE REPORTS
The following reports of the Audit Committee and the Executive Compensation Committee shall not be deemed incorporated by reference into any previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this proxy statement, in whole or in part, nor are such reports to be incorporated by reference into any future filings.
Annual Report of the Audit Committee
In connection with the audited consolidated financial statements for the period ended December 31, 2016, the Audit Committee (1) reviewed and discussed the audited consolidated financial statements with management, (2) discussed with the independent registered public accounting firm the matters required to be discussed by Public Company Accounting Oversight Board (PCAOB) Auditing Standard No. 16, Communications with Audit Committees, or any successor standard and (3) received the written disclosures and the letter from the independent accountants required by applicable requirements of the PCAOB regarding the independent registered public accounting firm's communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm its independence. Based upon these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2016 for filing with the Securities and Exchange Commission.

Audit Committee
Douglas R. King, Committee Chair
Gregory P. Landis
Debra Man
Daniel B. More
Ronald B. Moskovitz
Annual Report of the Executive Compensation Committee
The Executive Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management, and based on such review and such discussions, the Executive Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis, as contained herein, be included in this proxy statement.

Executive Compensation Committee
Ronald B. Moskovitz, Committee Chair
Katharine Armstrong
Walter J. Bishop
Daniel B. More

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
During the 2016 fiscal year, San Jose Water Company received bids for seven wells and selected the contractor with the lowest bid which had total contract costs of an aggregate of approximately $4,362,280 to drill, develop and install the casing and screen for the seven wells. Roscoe Moss Manufacturing Company supplied conductor casing, well casing, screen, gravel and sounding pipe to the general contractor for all the wells and billed the contractor an aggregate of approximately $1,326,329 for such items during this period.
George E. Moss, a member of the Board of Directors and beneficial owner of approximately 9.3 percent of SJW Group's outstanding shares, is the Chairman of the Board of Roscoe Moss Manufacturing Company. Mr. Moss along with other members of the Moss family own greater than majority interest in Roscoe Moss Manufacturing Company. Robert A. Van Valer, a member of the Board of Directors of SJW Group and beneficial owner of approximately 10.8 percent of SJW Group's outstanding shares, is the President and owns approximately 12.7 percent of the outstanding stock of Roscoe Moss Manufacturing Company, and is a trustee for a trust that holds approximately 25 percent of the outstanding stock of Roscoe Moss Manufacturing Company.
The Audit Committee reviews related party transactions as such term is defined under Item 404(a) of Regulation S-K pursuant to the Corporation's Audit Committee Charter. The Audit Committee evaluates all such transactions and determines whether or not it serves the best interest of the Corporation and its stockholders and whether the relationship should be continued or eliminated. In addition, SJW Group's written Related Party Transactions Policy provides that any request for review submitted to the Audit Committee must describe the material terms of the proposed transaction and the related party's interest. Such policy further provides that when review of a related party transaction is required between regular Audit Committee Meetings, the Audit Committee may do so at a special telephonic committee meeting or by written consent (including by email).
STOCKHOLDER PROPOSALS
Stockholder proposals intended to be presented at next year's annual meeting of stockholders must comply with all applicable SEC rules and regulations, including Rule 14a-8 of the Securities Exchange Act, as amended, and be received by the Corporation by November 15, 2017 for inclusion in the Corporation's proxy materials relating to that meeting. In addition, for a stockholder proposal to be properly brought before next year's annual meeting by a stockholder (and not pursuant to the SEC Rule 14a-8 for inclusion in the proxy materials), the stockholder must comply with the advance notice and other provisions in our Bylaws. In general, for a stockholder proposal to be timely under such advance notice provision, the proposal must be delivered to the Secretary of the Corporation at its principal executive offices not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the one-year anniversary of this year's annual meeting date.
The proxy solicited by the Board of Directors for the 2018 annual meeting of stockholders will confer discretionary authority to vote on any stockholder proposal presented at the meeting for which the Corporation did not have notice on or prior to January 26, 2018.

FORM 10-K
SJW GROUP WILL MAIL, WITHOUT CHARGE, UPON WRITTEN REQUEST, A COPY OF SJW GROUP'S FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2016, INCLUDING THE CONSOLIDATED FINANCIAL STATEMENTS, SCHEDULES, AND LIST OF EXHIBITS, AND ANY PARTICULAR EXHIBIT SPECIFICALLY REQUESTED. REQUESTS SHOULD BE SENT TO: SJW GROUP, 110 W. TAYLOR STREET, SAN JOSE, CALIFORNIA 95110, ATTENTION: CORPORATE SECRETARY. THE ANNUAL REPORT ON FORM 10-K IS ALSO AVAILABLE AT THE CORPORATION'S WEBSITE AT WWW.SJWGROUP.COM.
OTHER MATTERS
The Board of Directors is not aware of any matters to be presented for stockholder action at the annual meeting other than as set forth herein. If any other matters are properly brought before the annual meeting or any adjournment or postponement thereof, the persons named in the enclosed form of proxy will have discretionary authority to vote all proxies with respect thereto in accordance with their judgment. Whether or not you intend to be present at the meeting, you are urged to complete, sign and return your proxy card promptly.

BY ORDER OF THE BOARD OF DIRECTORS

Suzy Papazian
General Counsel and Corporate Secretary

San Jose, California
March 3, 2017

SJW GROUP
ANNUAL MEETING OF STOCKHOLDERS
APRIL 26, 2017
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned revokes all previous proxies, acknowledges receipt of the notice of the Annual Meeting of Stockholders to be held on April 26, 2017, and the accompanying proxy statement, and appoints W. Richard Roth and James P. Lynch, or either of them, the proxy of the undersigned, with full power of substitution, to vote all shares of Common Stock of SJW Group that the undersigned is entitled to vote, either on his or her own behalf or on behalf of an entity or entities, at the Annual Meeting of Stockholders of SJW Group to be held on April 26, 2017, at 9:00 AM Pacific Time, and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could have if personally present thereat.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS SPECIFIED. IF NO CHOICE IS SPECIFIED, THEN THIS PROXY WILL BE VOTED "FOR" EACH OF THE NINE NOMINEES NOTED HEREON TO THE BOARD OF DIRECTORS, "FOR" PROPOSALS 2 AND 4; AND FOR A FREQUENCY OF "ONE (1) YEAR" FOR PROPOSAL 3. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.
Continued and to be signed on the reverse side.

NAME:	CONTROL #:	SHARES:

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 PM Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 PM Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS IN BLUE OR BLACK INK AS FOLLOWS: ☒.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, Proxy Statement, Form of Proxy and the Annual Report for the year ended on December 31, 2016, are available at
https://www.proxydocs.com/SJW

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
SJW Group
The Board of Directors recommends you vote FOR each of the following director nominees:

1. ELECTION OF DIRECTORS

Nominees:
		For	Against	Abstain
01	K. Armstrong	☐	☐	☐
02	W. J. Bishop	☐	☐	☐
03	D. R. King	☐	☐	☐
04	G. P. Landis	☐	☐	☐
05	D. Man	☐	☐	☐
06	D. B. More	☐	☐	☐
07	G. E. Moss	☐	☐	☐
08	W. R. Roth	☐	☐	☐
09	R. A. Van Valer	☐	☐	☐
The Board of Directors recommends you vote FOR the following proposal:

	For	Against	Abstain
2. To approve, on an advisory basis, the compensation of the named executive officers as disclosed in the accompanying proxy statement.	☐	☐	☐
The Board of Directors recommends you vote ONE (1) YEAR on the following proposal:

1 year	2 years	3 years	Abstain
3. To approve, on an advisory basis, whether the advisory stockholder vote to approve the compensation of the named executive officers should occur every year, once every two years or once every three years.
☐	☐	☐	☐
The Board of Directors recommends you vote FOR the following proposal:

	For	Against	Abstain
4. Ratify the appointment of KPMG LLP as the independent registered public accounting firm of the Company for fiscal year 2017.	☐	☐	☐
NOTE: Act upon such other business as may properly come before the annual meeting or any adjournment of postponement thereof.
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date